Exhibit 2.1
STOCK PURCHASE AGREEMENT
by and among
ROUNDTABLE HEALTHCARE PARTNERS, L.P.,
ROUNDTABLE HEALTHCARE INVESTORS, L.P.,
AND THE OTHER STOCKHOLDERS AND OPTIONHOLDERS PARTY HERETO,
as Sellers,
ICU Medical, Inc.,
as Buyer,
MEDLINE INDUSTRIES, INC.,
as Medline,
and
ROUNDTABLE HEALTHCARE PARTNERS, L.P.,
as the Stockholder Representative
Dated as of October 5, 2015
THIS DOCUMENT IS NOT INTENDED TO CREATE, NOR WILL IT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO AND EXECUTED BY ALL PARTIES. SELLERS RESERVE THE RIGHT TO REVISE THIS FORM AT ANY TIME

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TABLE OF CONTENTS
(continued)

EXHIBITS
Exhibit A    Sellers and Percentage Interests
Exhibit B    Accounting Methodologies
Exhibit C    Form of Escrow Agreement
Exhibit D    Working Capital Illustration
Exhibit E    Form of Seller Release

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT, dated as of October 5, 2015 (this “Agreement”), is by and among (i) ROUNDTABLE HEALTHCARE PARTNERS, L.P., a Delaware limited partnership (“RT Partners”), in its capacity as a Seller and as the Stockholder Representative (in each case as defined below), ROUNDTABLE HEALTHCARE INVESTORS, L.P., a Delaware limited partnership (“RT Investors”), the other stockholders set forth on Exhibit A hereto (together with RT Partners and RT Investors, the “Stockholders”), (ii) the Optionholders (as defined below) set forth on Exhibit A hereto (the “Optionholder Parties” and, together with the Stockholders, “Sellers”), (iii) ICU Medical, Inc., a Delaware corporation (“Buyer”), and (iv) solely for purposes of Section 3.5, Article VI, Section 7.1, Section 7.2, Section 7.7, Article IX, Article XI and Article XIII, MEDLINE INDUSTRIES, INC., an Illinois corporation (“Medline”).
RECITALS
WHEREAS, the Stockholders are the owners of all of the issued and outstanding shares of common stock (the “Shares”) of EXC Holding Corp., a Delaware corporation (the “Company”);
WHEREAS, the Company and its wholly-owned subsidiary, Excelsior Medical Corporation (the “Company Subsidiary” and together with the Company, the “Acquired Companies”), are engaged in the business of manufacturing and selling pre-filled flush syringes, needleless connector disinfection caps, syringe pumps and associated tubing products (the “Business”);
WHEREAS, the parties desire to enter into this Agreement pursuant to which (a) each Stockholder agrees to sell to Buyer, and Buyer agrees to purchase from each such Stockholder, all of the Shares owned by such Stockholder, and (b) all Options will be cancelled, in each case, on the terms and subject to the conditions set forth herein; and
WHEREAS, on the date hereof, Buyer entered into an Asset Purchase Agreement with Medline (the “Asset Purchase Agreement”), pursuant to which Buyer has agreed that, immediately following the consummation of the transactions contemplated by this Agreement, (a) Buyer shall cause the Acquired Companies to sell to Medline, and Medline shall purchase and assume from Buyer and the Acquired Companies, the assets and liabilities of the Acquired Companies relating to the ML Acquired Business (as defined below) (such transactions, the “Post-Closing Sale”) and (b) Buyer and the Acquired Companies shall retain all of the remaining assets and liabilities of the Acquired Companies (excluding the ML Acquired Business), in each case, on the terms and subject to the conditions set forth in the Asset Purchase Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Sellers and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
“Accounting Principles” means: (a) the accounting principles, policies, procedures and methodologies set forth on Exhibit B hereto; (b) to the extent not inconsistent with clause (a), the accounting principles, policies, procedures, methodologies, categorizations, asset recognition bases, definitions, practices and techniques (including in respect of the exercise of management judgment) adopted in the preparation of the latest Audited Financial Statements; and (c) to the extent not otherwise addressed in clause (a) or (b), GAAP.
“Acquired Companies” has the meaning specified in the Recitals.
“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” has the meaning specified in the Preamble.
“Alternate Transaction” has the meaning specified in Section 7.5.
“Ancillary Agreement” means the Buyer Ancillary Agreements and the Seller Ancillary Agreements.
“Applicable Federal Rate” means the applicable federal rate as defined in Section 1274(d) of the Code.
“Arbitrator” means a nationally recognized certified public accounting firm as shall be mutually agreed upon by Buyer and the Stockholder Representative, which firm shall not be rendering (and during the two (2) year period preceding the date of this Agreement shall not have rendered) services to Buyer or Medline, the Acquired Companies, the Stockholder Representative or any of their respective Affiliates.
“Asset Purchase Agreement” has the meaning specified in the Recitals.
“Audited Financial Statements” has the meaning specified in Section 5.4.
“Balance Sheet Date” has the meaning specified in Section 5.4.
“Base Purchase Price” has the meaning specified in Section 2.2(a)(i).

“Business” has the meaning specified in the Recitals.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by applicable Requirements of Law to close.
“Buyer” has the meaning specified in the Preamble.
“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith, including the Escrow Agreement.
“Buyer Group Member” means (a) Buyer and its Affiliates, directors, officers, employees and agents, and their respective successors and assigns and (b) Medline and its Affiliates, directors, officers, employees and agents, and their respective successors and assigns.
“Buyer Tax Group” has the meaning specified in Section 8.1(a)(v)(A).
“Cap” has the meaning specified in Section 11.1(b)(z).
“Cash and Cash Equivalents” means the aggregate amount of the Acquired Companies’ cash and cash equivalents (including marketable securities and short term investments) on hand or in bank accounts, but excluding outstanding checks that have not cleared, in each case, as determined in accordance with the Accounting Principles.
“Claim Notice” has the meaning specified in Section 11.3(a).
“Clients” has the meaning specified in Section 13.17(a).
“Closing” means the consummation of the transfer of the Shares from Sellers to Buyer in exchange for the Purchase Price, upon the terms and subject to the conditions set forth herein.
“Closing Date” has the meaning specified in Section 3.1.
“Closing Date Balance Sheet” has the meaning specified in Section 2.3(b).
“Closing Date Cash” has the meaning specified in Section 2.3(b).
“Closing Date Debt” has the meaning specified in Section 2.3(b).
“Closing Date Transaction Expenses” has the meaning specified in Section 2.3(b).
“Closing Date Working Capital” has the meaning specified in Section 2.3(b).
“Closing Payment” has the meaning specified in Section 3.2(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Recitals.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1(a) (Organization of Company), Section 5.1(b) (Capital Structure of the Company), Section 5.1(d) (Investments), Section 5.2(a) (Company Subsidiary Organization), Section 5.2(b) (Capital Structure of Company Subsidiary), Section 5.2(d) (Investments), Section 5.6 (Taxes) and Section 5.24 (No Brokers).
“Company Intellectual Property” has the meaning specified in Section 5.10(a).
“Company Subsidiary” has the meaning specified in the Recitals.
“Competing Business” means the business of manufacturing and selling pre-filled saline flush syringes, needleless connector disinfection caps or pre-filled saline flush syringe and needleless connector disinfection cap combinations.
“Confidentiality Agreement” means the Letter Agreement, dated as of September 12, 2014, by and between the Company Subsidiary and Buyer.
“Confidential Information” means any information that is confidential, proprietary or generally not available to the public about the disclosing party; provided, that Confidential Information shall not include information that (a) is or becomes generally available to the public through no direct or indirect act or omission by the receiving party or any of its Affiliates; (b) is already known by, or is or becomes lawfully available to, the receiving party or its Affiliates from a source, other than the disclosing party or its Affiliates, who is not known by the receiving party to be prohibited from disclosing such portions to the receiving party or its Affiliates by any contractual, legal or fiduciary obligation; or (c) was independently developed by the receiving party or its Affiliates without any use of or reliance on any Confidential Information.
“Contracts” means all contracts, guaranties, leases (including the Lease Agreements), licenses, sublicenses, instruments, commitments, notes, bonds, mortgages, indentures, sales or purchase orders, invoices and other agreements, whether written or oral.
“Copyrights” means United States registered copyrights, and pending applications to register the same.
“Covered Employee” has the meaning specified in Section 8.4.
“Data Site” means Sellers’s “Project Poseidon” online data site hosted by Intralinks, Inc.
“Debt” means the amount necessary to discharge the aggregate amount of outstanding Indebtedness of the Acquired Companies on the Closing Date.
“Dispute Notice” has the meaning specified in Section 2.3(b).
“DOJ” means the U.S. Department of Justice.
“Effective Time” means 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date.

“Encumbrance” means (a) with respect to the Shares or any shares of capital stock or equity interests of the Acquired Companies, any voting trust, shareholder agreement, proxy, right of first refusal or similar restriction, and (b) with respect to any property or asset of the Acquired Companies, the Shares or any shares of capital stock or equity interests of the Acquired Companies, any lien, adverse claim, charge, security interest, encumbrance, mortgage, pledge, easement, option or other right to acquire an interest, or other restrictions of a similar kind.
“End Date” means (a) ninety (90) days after the date hereof or (b) such later date to which Buyer and the Stockholder Representative may mutually agree in writing.
“Environmental Laws” means all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning worker health and safety and pollution or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material), each as amended and in effect as of the date hereof.
“Environmental Matter” means any matter relating to (a) the Release or threatened Release of a Hazardous Material on, at, to, from or beneath a facility or real property or (b) violations of or Liabilities arising under applicable Environmental Laws.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
“Escrow Agent” means The PrivateBank and Trust Company.
“Escrow Agreement” means an escrow agreement to be entered into at the Closing by and among the Stockholder Representative, Buyer, Medline and the Escrow Agent in substantially the form set forth as Exhibit C hereto.
“Escrow Funds” means the Indemnity Escrow Fund, the FDA Escrow Fund and the Working Capital Escrow Fund.
“Estimated Closing Date Cash” has the meaning specified in Section 2.2(b).
“Estimated Closing Date Debt” has the meaning specified in Section 2.2(b).
“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 2.2(b).
“Estimated Closing Date Working Capital” has the meaning specified in Section 2.2(b).
“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).
“Expenses” means any and all reasonable out‑of‑pocket expenses actually incurred in connection with defending or asserting any Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Expense Reserve” has the meaning specified in Section 12.5.
“FDA” means the U.S. Food and Drug Administration.
“FDA Escrow Fund” has the meaning specified on Schedule 8.7.
“Federal Health Care Program” means Medicare, Medicaid and TRICARE programs (described in Title XVIII of the Social Security Act, Title XIX of the Social Security Act, and Title 10, Chapter 55 of the U.S.C., respectively), any state health care program (as defined in Section 1128(h) of the Social Security Act), and any similar Requirements of Law with respect to health care programs sponsored or administered by Governmental Bodies in foreign jurisdictions.
“Financial Statements” has the meaning specified in Section 5.4.
“Fraud” means, with respect to a party, an actual and intentional fraud of such party.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles.
“Governmental Approval” means an authorization, consent, or approval issued by, a registration or filing with, or a notice to or a waiver from any Governmental Body.
“Governmental Body” means any (a) foreign, federal, state, local or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.
“Governmental Permits” has the meaning specified in Section 5.7.
“Hazardous Material” means any contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in Environmental Laws.
“ICU Acquired Business” means the Acquired Companies’ business of manufacturing and selling “SwabCap” needleless connector disinfection caps (including SwabPack), PharmAssist Pump, ESP syringe driver and associated disposables.
“ICU Acquired Business Claims” has the meaning specified in Section 11.6.
“Identified Taxes” means any and all state or local income, gross receipts, franchise, sales or use Tax matters identified in Schedule 1.1(a).
“Identified Tax VDAs” has the meaning specified in Section 8.1(b)(iii).
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights, including obligations so evidenced or incurred in connection with the acquisition of property, assets or businesses (including capital lease obligations) and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) to otherwise assure a creditor against loss, including in each such case principal, accrued interest, default interest, break-up fees, fees or interest for voluntary pre-payment and any other payments, interests or fees under each such indebtedness, in each case, calculated in accordance with the Accounting Principles.
“Indemnified Party” has the meaning specified in Section 11.3(a).
“Indemnitor” has the meaning specified in Section 11.3(a).
“Indemnity Escrow Fund” means Four Million Four Hundred Eighty Thousand Dollars ($4,480,000.00) which amount shall be deposited with and held by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of the indemnification obligations of Sellers set forth in Article XI.
“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
“Interim Financial Statements” has the meaning specified in Section 5.4.
“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.A.C. 7:26B.
“Joint Instructions” has the meaning specified in Section 11.6(d).
“Knowledge of Sellers” means, as to a particular matter, the actual knowledge of the individuals listed on Schedule 1.1(b).
“Lease Agreements” has the meaning specified in Section 5.8(a).
“Leased Real Property” has the meaning specified in Section 5.8(a).
“Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense or other charge, in each case, whether direct or indirect and whether accrued or contingent.
“Losses” means any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, Taxes, damages, expenses, deficiencies or other charges; provided, that Losses shall not include (a) punitive or exemplary damages (in each such case, other than those resulting from a Third Person Claim), (b) incidental, special or consequential damages of any kind or the loss of anticipated or future business or profits, or opportunity cost damages (in each such case, other than any such damages (i) resulting from a Third Person Claim or (ii) that are consequential damages that are reasonably forseeable) or (c)

diminution in value damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses (other than those resulting from a Third Person Claim); provided, that diminution in value or such similar valuation methodologies may be used in calculating the amount of any Losses with respect to any breach or inaccuracy of the representations and warranties set forth in Section 5.4(a).
“Material Adverse Effect” means any event, change, circumstance or occurrence that is, or would reasonably be expected to be, either individually or in the aggregate with all other events, changes, circumstances or occurrences, materially adverse to the assets, properties, financial condition or results of operations of the Business or the Acquired Companies, taken as a whole, but shall exclude any prospects and shall also exclude any event, change, circumstance or occurrence to the extent resulting or arising from: (a) any change or prospective change in any Requirements of Law or GAAP or interpretation or enforcement thereof; (b) any change in interest rates or conditions generally affecting the financial, securities or banking markets (including any disruption thereof, any change in interest or exchange rates or any decline in the price of any security or any market index) or the economy of the United States of America or foreign countries in general; (c) any change that is generally applicable to the industries or markets in which the Acquired Companies operate; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel; (e) any action taken by Buyer or any of its Affiliates; (f) any change resulting from Buyer’s failure to consent to any acts or actions requiring Buyer’s consent under this Agreement and for which (A) Sellers or the Acquired Companies have, in writing, sought consent from Buyer and (B) the possibility of such change was a reasonably foreseeable result of Buyer’s failure to consent, (g) any omission to act or action taken by Sellers or either Acquired Company which is expressly required by this Agreement; (h) any national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (i) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; or (j) any failure, in and of itself, to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, however, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; provided, further, that in the case of each of clauses (a), (b), (c), (h) and (i) of this definition, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a materially disproportionate adverse effect on the assets, properties, financial condition, or results of the operations of the Business or the Acquired Companies, taken as a whole, relative to that of other comparable companies in the same industry as the Acquired Companies.
“Material Contracts” has the meaning specified in Section 5.14.

“Medical Product Regulatory Authority” means any Governmental Body that is primarily concerned with the use, safety, efficacy, reliability, manufacture, sale, import, export or marketing of medical devices, including the FDA, U.S. Customs and Border Protection and the relevant competent authorities of the Member States of the European Union.
“Medline” has the meaning set forth in the Preamble.
“Medline Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Medline or an Affiliate of Medline under this Agreement or in connection herewith, including the Escrow Agreement.
“ML Acquired Business” means the Acquired Companies’ stand-alone flush syringe business and the “SwabFlush” business.
“ML Acquired Business Claims” has the meaning specified in Section 11.6.
“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.
“Options” means any option to purchase Shares granted under the EXC Holding Corp. 2004 Stock Option Plan.
“Optionholders” means any Person holding an Option that is outstanding immediately prior to the Closing.
“Order” means any order, judgment, injunction, award, decree, ruling or writ of any Governmental Body.
“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.
“Patent Rights” means United States and foreign patents and patent applications.
“Percentage Interests” means, with respect to each Seller, the applicable percentage set forth next to such Seller’s name on Exhibit A hereto.
“Permitted Encumbrances” means, collectively, (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business or pursuant to the Requirements of Law for sums not yet due and payable; (c) any Encumbrances identified in Schedule 1.1(c); (d) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection; (e) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law; (f) Encumbrances imposed by zoning laws, building codes and land use laws regulating the use or occupancy of any property that constitutes real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or the operation of the Business as conducted thereon as of the date hereof; and (g) Encumbrances not created by the Acquired Companies or Sellers that affect the underlying fee interest of any Leased Real Property.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.
“Plan” means (a) any “employee pension benefit plan” as defined in Section 3(2) of ERISA, (b) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, or (c) any other material agreement, plan, program, fund, policy, contract or arrangement providing compensation (other than wages or salary), stock or stock-based compensation, bonus, change of control, deferred compensation, severance, disability, or other employee benefits that is maintained or contributed to by either Acquired Company, other than any plan, program, policy or arrangement which is maintained by a Governmental Body or which is required to be maintained to satisfy Requirements of Law.
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Preliminary Cash Determination” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.3(a)(i).
“Preliminary Closing Statement” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Debt Determination” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Transaction Expenses Determination” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Working Capital Determination” has the meaning specified in Section 2.3(a)(ii).
“Proceeding” means any claim, demand, charge, complaint, action, litigation, suit, arbitration, proceeding, hearing, audit or investigation, whether civil, criminal, judicial or administrative, of any Person or Governmental Body.
“Purchase Price” has the meaning specified in Section 2.2(a).
“Qualified Plan” has the meaning specified in Section 5.15(e).

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of a Hazardous Material into the environment.
“Remedial Action” means actions required by any Environmental Law to (a) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (b) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (c) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.
“Requirements of Law” means any foreign, federal, state and local laws, statutes, treaties, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.
“Restricted Parties” means the Persons set forth on Schedule 1.1(d).
“Restricted Period” means the three (3) year period beginning on the Closing Date.
“RT Investors” has the meaning specified in the Preamble.
“RT Partners” has the meaning specified in the Preamble.
“Schedules” means the schedules delivered by Sellers to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.
“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by a Seller (including, for the avoidance of doubt, the Stockholder Representative) or an Affiliate of such Seller pursuant to this Agreement, including the Escrow Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Authority of Sellers), Section 4.2 (Title to Shares), Section 4.3 (No Option) and Section 4.6 (No Broker).
“Seller Group Member” means each Seller and its respective Affiliates, directors, officers, employees, agents, and their respective successors and assigns.
“Seller Related Parties” has the meaning specified in Section 13.15.
“Sellers” has the meaning specified in the Preamble.
“Shares” has the meaning specified in the Recitals.
“Sidley” has the meaning specified in Section 13.17(a).
“Software” means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form;

provided, however, that “Software” does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Acquired Companies.
“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of June 28, 2004, by and among the Company and certain of Sellers.
“Stockholder Representative” has the meaning specified in Section 12.1(a).
“Stockholders” has the meaning specified in the Preamble.
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.
“Target Working Capital” means Nine Million Five Hundred Thousand Dollars ($9,500,000.00).
“Tax” means (a) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, escheat, windfall profit, severance, production, stamp or environmental tax, (b) any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Body, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this definition as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement) or as a transferee or successor or by Contract (other than ordinary course commercial Contracts the primary subject of which is not Tax).
“Tax Reduction” has the meaning specified in Section 8.1(a)(v).
“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third Person Claim” has the meaning specified in Section 11.4(a).
“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, common law trademarks, and pending applications to register the foregoing.
“Transaction Engagement” has the meaning specified in Section 13.17(a).
“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by either of the Acquired Companies, in each case in connection with the transactions contemplated by this Agreement and not paid prior to the Closing, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, including any fees of Robert W. Baird & Co. Incorporated; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of either of the Acquired Companies related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of either of the Acquired Companies as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the payment of the Purchase Price to Sellers pursuant to this Agreement); and (d) the amounts for contractual severance payable to the employees of the Company pursuant to the Contracts set forth on Schedule 1.1(e) to the extent such employees are terminated at the Closing or within thirty (30) days after the Closing; provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer and its Affiliates (including, after the Closing, the Acquired Companies).
“Transaction Tax Deductions” means any and all deductions related to (A) any bonuses paid on or prior to the Closing Date in connection with the transactions contemplated hereby, (B) expenses with respect to Indebtedness being paid in connection with the Closing, (C) all transaction expenses and payments charged to the account of the Sellers that are deductible for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants, investment bankers and the Stockholder Representative, and (D) the transactions contemplated by Section 2.5.
“Unaudited Financial Statements” has the meaning specified in Section 5.4.
“VDAs” has the meaning specified in Section 8.1(b)(iii).
“Working Capital” means, without duplication, (a) the consolidated current assets of the Acquired Companies (excluding Cash and Cash Equivalents, any income tax receivable and deferred tax assets) minus (b) the consolidated current liabilities of the Acquired Companies (excluding Closing Date Debt, Closing Date Transaction Expenses, any income tax payable, deferred tax liabilities, any liabilities for other Identified Taxes and, for the avoidance of doubt, any past due payables of the Acquired Companies that are settled and paid at or prior to the Closing), in each case calculated in accordance with Exhibit D and the Accounting Principles.
“Working Capital Escrow Fund” means Five Hundred Thousand Dollars ($500,000.00) which amount shall be deposited with and held by the Escrow Agent together with any interest or earnings thereon pursuant to the Escrow Agreement to secure and serve as a fund in respect of any payment obligations of Sellers set forth in Section 2.4.

Section 1.2    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean United States Dollars.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE

Section 2.1    Purchase and Sale of the Shares . Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Stockholders shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Stockholders, the Shares.

Section 2.2    Purchase Price.

(a)The purchase price (the “Purchase Price”) to be paid by Buyer to Sellers (subject, in the case of the Optionholder Parties, to the provisions of Section 2.5) shall be equal to:
(i)Fifty Nine Million Five Hundred Thousand Dollars ($59,500,000.00) in cash (the “Base Purchase Price”);
(ii)plus the amount, if any, by which the Closing Date Working Capital exceeds the Target Working Capital;
(iii)minus the amount, if any, by which the Target Working Capital exceeds the Closing Date Working Capital;
(iv)minus an amount equal to the Closing Date Debt;
(v)minus an amount equal to the Closing Date Transaction Expenses; and

(vi)plus an amount equal to the Closing Date Cash;
provided, however, that no line item included in the calculation of any of Closing Date Working Capital, Closing Date Debt, Closing Date Transaction Expenses or Closing Date Cash shall be duplicative of any other line item included in such other calculations.
(b)Not less than two (2) Business Days prior to the Closing Date, the Stockholder Representative (on behalf of Sellers) shall deliver to Buyer a certificate executed on behalf of the Company by an officer thereof, setting forth (i) a good faith estimate of the (A) Working Capital as of the Effective Time (the “Estimated Closing Date Working Capital”), (B) the Cash and Cash Equivalents as of the Effective Time (the “Estimated Closing Date Cash”) (C) the Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), and (D) the Debt (the “Estimated Closing Date Debt”) and (ii) based on such estimates, the calculation of the Closing Payment pursuant to Section 3.2(a), all in reasonable detail prepared in accordance with the Accounting Principles and, with respect to the calculation of the Working Capital, in a manner consistent with the illustration set forth in Exhibit D, which sets forth the Closing Date Working Capital as if the Closing occurred on the Balance Sheet Date.

Section 2.3    Purchase Price Adjustments.

(a)As promptly as practicable (but not later than sixty (60) days) following the Closing Date, Buyer shall:
(i)prepare, in accordance with the Accounting Principles, a consolidated balance sheet of the Acquired Companies as of the Effective Time (the “Preliminary Closing Date Balance Sheet”); and
(ii)
(iii)deliver to the Stockholder Representative the Preliminary Closing Date Balance Sheet and a certificate setting forth in reasonable detail Buyer’s calculation of the (A) Working Capital as of the Effective Time (the “Preliminary Working Capital Determination”), (B) Cash and Cash Equivalents as of the Effective Time (the “Preliminary Cash Determination”), (C) the Transaction Expenses (the “Preliminary Transaction Expenses Determination”) and (D) the Debt (the “Preliminary Debt Determination” and, together with the Preliminary Closing Date Balance Sheet and the Preliminary Working Capital Determination, the Preliminary Cash Determination and the Preliminary Transaction Expenses Determination, the “Preliminary Closing Statement”).

Until such time as the calculation of the amounts shown on the Closing Date Balance Sheet and the Closing Date Working Capital, Closing Date Cash, Closing Date Transaction Expenses and Closing Date Debt determinations are final and binding on the parties pursuant to this Section 2.3, the Stockholder Representative and its accountants (at the Stockholder Representative’s expense) shall be permitted to discuss with Buyer and its accountants the Preliminary Closing Statement and shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, subject to the Stockholder Representative’s entrance into a customary confidentiality agreement with Buyer’s accountants (if required thereby), the work papers and supporting records of the Acquired Companies and its accountants that were available for purposes of the preparation and calculation of the Preliminary Closing Statement so as to allow the Stockholder Representative and its accountants to become informed concerning all matters relating to the preparation of the Preliminary Closing Statement and the accounting procedures, methodologies, tests and approaches used in connection therewith; provided, that the Stockholder Representative and its accountants shall have no such right to receive copies of or have access to Buyer’s internal correspondence or analysis to the extent they relate to a matter in dispute between the Stockholder Representative and Buyer.
(b)Following receipt of the Preliminary Closing Statement, if the Stockholder Representative reasonably determines that the Preliminary Closing Statement has not been prepared on a basis consistent with the requirements set forth in this Agreement concerning determination of the amounts set forth therein or contains a mathematical or clerical error, the Stockholder Representative shall deliver written notice to Buyer within forty-five (45) days after the date of such receipt thereof, which notice shall set forth a specific description of the basis of each objection of the Stockholder Representative, and to the extent then determinable, (i) a specific adjustment to each item of the Preliminary Closing Statement that the Stockholder Representative believes should be made and (ii) the Stockholder Representative’s calculation of the Preliminary Closing Statement (the “Dispute Notice”). In the event that the Stockholder Representative does not deliver a Dispute Notice within such forty-five (45)-day period, the Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Transaction Expenses Determination and Preliminary Debt Determination set forth therein shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Expenses,” and “Closing Date Debt,” respectively, for purposes of this Agreement. In the event such Dispute Notice is delivered, the Stockholder Representative and Buyer shall negotiate in good faith to resolve such dispute. If Buyer and the Stockholder Representative, notwithstanding such good faith efforts, fail to resolve such dispute within thirty (30) days after delivery of the Dispute Notice, then each of the Stockholder Representative and Buyer shall engage the Arbitrator to conduct a special review of the Stockholder Representative’s objections to the Preliminary Closing Date Balance Sheet and/or Preliminary Working Capital Determination and/or Preliminary Cash Determination and/or Preliminary Transaction Expenses Determination and/or Preliminary Debt Determination, as the case may be, as promptly as reasonably practicable (such review to be completed no later than thirty (30) days after the Arbitrator is requested to conduct such special review), which review shall be performed consistent with the Accounting Principles and Exhibit D. Upon completion of such review, the Arbitrator shall deliver written notice to the Stockholder Representative and Buyer setting forth the Arbitrator’s resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.3. The Arbitrator’s role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Preliminary Closing Statement. In resolving such objections, the Arbitrator shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement, and the decision of the Arbitrator shall be solely based on (i) whether such item objected to was prepared in accordance with the requirements set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error. The parties agree that the Arbitrator may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Transaction Expenses Determination and Preliminary Debt Determination as agreed by Buyer and the Stockholder Representative or as determined by the Arbitrator, as the case may be, shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Expenses” and “Closing Date Debt,” respectively, for purposes of this Agreement.

(c)The parties hereto shall make available to the Arbitrator (if applicable), such books, records and other information (including work papers) that were available for purposes of the preparation and calculation of the Preliminary Closing Statement, that the Arbitrator may reasonably request in order to review the Preliminary Closing Statement; provided, that neither party shall be required to provide copies of such party’s internal correspondence or analysis to the extent they relate to a matter in dispute between the Stockholder Representative and Buyer. The fees and expenses of the Arbitrator hereunder shall be paid by Buyer, on the one hand, and the Stockholder Representative (on behalf of Sellers), on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party.

Section 2.4    Purchase Price Adjustment Payments. Promptly (but not later than two (2) Business Days) after the final determination of the Closing Date Working Capital, Closing Date Cash, Closing Date Transaction Expenses and Closing Date Debt pursuant to Section 2.3, the parties shall take the following actions, as applicable:
(a)Working Capital Adjustment.
(i)If the Closing Date Working Capital (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Working Capital, then the Purchase Price shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and
(ii)if the Estimated Closing Date Working Capital exceeds the Closing Date Working Capital (as finally determined pursuant to Section 2.3), then the Purchase Price shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit;
provided, however, for the avoidance of doubt, that if the Closing Date Working Capital (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Working Capital, no adjustment to the Purchase Price shall be made by the parties pursuant to this Section 2.4(a).

(b)Cash Adjustment.
(i)If the Closing Date Cash (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Cash, then the Purchase Price shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and
(ii)if the Estimated Closing Date Cash exceeds the Closing Date Cash (as finally determined pursuant to Section 2.3), then the Purchase Price shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit;
provided, however, for the avoidance of doubt, that if the Closing Date Cash (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Cash, no adjustment to the Purchase Price shall be made by the parties pursuant to this Section 2.4(b).
(c)Transaction Expenses Adjustment.
(i)If the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Transaction Expenses, then the Purchase Price shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and
(ii)if the Estimated Closing Date Transaction Expenses exceeds the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3), then the Purchase Price shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit;
provided, however, for the avoidance of doubt, that if the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Transaction Expenses, no adjustment to the Purchase Price shall be made by the parties pursuant to this Section 2.4(c).
(d)Debt Adjustment.
(i)If the Closing Date Debt (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Debt, then the Purchase Price shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and
(ii)if the Estimated Closing Date Debt exceeds the Closing Date Debt (as finally determined pursuant to Section 2.3), then the Purchase Price shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit;
provided, however, for the avoidance of doubt, that if the Closing Date Debt (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Debt, no adjustment to the Purchase Price shall be made by the parties pursuant to this Section 2.4(d).

(e)Netting and Payment.
(i)If the aggregate amount by which the Purchase Price is required to be increased pursuant to Sections 2.4(a)(i), 2.4(b)(i), 2.4(c)(ii) and 2.4(d)(ii) is greater than the aggregate amount by which the Purchase Price is required to be decreased pursuant to Sections 2.4(a)(ii), 2.4(b)(ii), 2.4(c)(i) and 2.4(d)(i) then Buyer shall pay to Sellers in accordance with their Percentage Interests by wire transfer of immediately available funds a dollar amount equal to the amount of such aggregate excess; and
(ii)if the aggregate amount by which the Purchase Price is required to be increased pursuant to Sections 2.4(a)(i), 2.4(b)(i), 2.4(c)(ii) and 2.4(d)(ii) is less than the aggregate amount by which the Purchase Price is required to be decreased pursuant to Sections 2.4(a)(ii), 2.4(b)(ii), 2.4(c)(i) and 2.4(d)(i), then such deficit shall be paid to Buyer first from the Working Capital Escrow Fund, pursuant to the terms of the Escrow Agreement and, if the Working Capital Escrow Fund is insufficient to fully satisfy such deficit, then the Stockholder Representative, on behalf of Sellers, shall pay to Buyer by wire transfer of immediately available funds from the Expense Reserve a dollar amount equal to the amount by which the deficit exceeds the payment from the Working Capital Escrow Fund;
provided, however, for the avoidance of doubt, if the aggregate amount by which the Purchase Price is required to be increased pursuant to Sections 2.4(a)(i), 2.4(b)(i), 2.4(c)(ii) and 2.4(d)(ii) is equal to the aggregate amount by which the Purchase Price is required to be decreased pursuant to Sections 2.4(a)(ii), 2.4(b)(ii), 2.4(c)(i) and 2.4(d)(i), no payments shall be made by the parties pursuant to this Section 2.4(e).
Section 2.5    Options.

(a)Each Option outstanding immediately prior to the Closing shall, as of the Closing, be forfeited and cancelled. As shall be reflected in each Optionholder Party’s Percentage Interest set forth on Exhibit A, each Optionholder Party shall receive at the Closing, in respect of each of his or her Options outstanding immediately prior to the Closing (whether vested or unvested), an amount of the Closing Payment that is equal to the amount such Optionholder Party would receive (on a per Option basis) if such Option was a Share, minus the applicable exercise price of such Option; provided, however, that no Optionholder shall receive any payment or other consideration pursuant to this Section 2.5(a) with respect to any such Option for which the amount such Optionholder would receive (on a per Option basis) if such Option were a Share is less than the applicable exercise price of such Option. At the Closing, each Optionholder shall be deemed to have sold all of the Options held by him or her on the same terms and conditions applicable to the Shares, except as otherwise provided for herein, and the Options and all agreements providing therefor shall terminate automatically without any action by the parties thereto and shall thereafter be deemed null and void in all respects. For the avoidance of doubt, an Optionholder Party who is not entitled to a payment under the first sentence of this Section 2.5(a) may be entitled to a payment at any later time when payments are made to Sellers in connection with the transactions contemplated by this Agreement and such

Optionholder Party’s Percentage Interest is, at such time, greater than zero percent (0%) in accordance with the provisions of Exhibit A.
(b)Any payments made to the Sellers after the Closing Date pursuant to Section 2.4, 11.2, 12.5 or upon the release of any of the Escrow Funds to the Sellers shall also be paid to any Optionholder Parties in accordance with the Percentage Interests as set forth on Exhibit A applicable to such payments.
(c)Notwithstanding the foregoing, no Optionholder shall receive any payment or other consideration hereunder if such Optionholder is not an Optionholder Party. All payments made pursuant to this Section 2.5 shall be subject to applicable withholding for Taxes. Buyer shall pay at the Closing any amounts representing such withholding for Taxes to the Company with respect to any payments to be made in accordance with Section 2.5(a) for the purpose of making the required withholding payments to the appropriate Governmental Bodies. Sellers’ Representative, on behalf of the applicable Optionholder Party, shall pay to the Company from amounts received by the Sellers’ Representative for payment to any Optionholder Party any applicable amounts representing such withholding for Taxes with respect to any payments to be made in accordance with Section 2.5(b) for the purpose of making the required withholding payments to the appropriate Governmental Bodies.
Section 2.6    Withholding. Buyer, the Acquired Companies, the Escrow Agent and their respective Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable law; provided, however, that Buyer shall provide the Stockholder Representative with written notice of its intent to withhold at least five (5) Business Days prior to making the relevant payment. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer and the Stockholder Representative shall cooperate in good faith and take reasonable steps to minimize any withholding; provided, however, that such reasonable steps shall not include any changes to the operations of Buyer (or any of its Subsidiaries) or require Buyer (or any of its Subsidiaries) to carry out restructuring activities or implement any Tax planning techniques.

ARTICLE III
CLOSING
Section 3.1    Closing Date. The Closing shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m. Chicago time on the later of (a) the second (2nd) Business Day following the date on which each of the conditions set forth in Article IX is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), and (b) two (2) Business Days after the date of this Agreement, or at such other date, time and place (including remotely via the exchange of executed documents and other deliverables) as shall be mutually agreed upon by Buyer and the Stockholder Representative. The date on and time at which the Closing is actually held is referred to herein as the “Closing Date.”

Section 3.2    Payments on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing:
(a)Buyer shall pay to the Stockholders and the Optionholder Parties (subject, in the case of the Optionholder Parties, to Section 2.5) in accordance with their Percentage Interests an aggregate amount equal to (i) the Base Purchase Price, plus (ii) the amount by which Estimated Closing Date Working Capital exceeds Target Working Capital or minus (iii) the amount by which Target Working Capital exceeds Estimated Closing Date Working Capital, minus (iv) Estimated Closing Date Debt, minus (v) the Estimated Closing Date Transaction Expenses, plus (vi) the Estimated Closing Date Cash, minus (vii) the Indemnity Escrow Fund, minus (viii) the Working Capital Escrow Fund, minus (ix) the FDA Escrow Fund and minus (x) the Expense Reserve (the “Closing Payment”), by wire transfer of immediately available funds to the bank account or accounts specified by the Stockholder Representative (on behalf of each Seller) in writing at least two (2) Business Days prior to the Closing Date; provided, however, that, with respect to each Optionholder Party who is an employee of an Acquired Company, Buyer shall pay such amount to the applicable Acquired Company on behalf of each such Optionholder Party, and shall cause such Acquired Company, promptly following the Closing, to pay such amount to each such Optionholder Party;
(b)Buyer shall (on behalf of the Acquired Companies) repay in full the Estimated Closing Date Debt to the extent set forth in the payoff letters delivered by Sellers pursuant to Section 3.4(f), by wire transfer of immediately available funds to the bank account or accounts specified by the holders of such Indebtedness in writing at least two (2) Business Days prior to the Closing Date;
(c)Buyer shall deposit with the Escrow Agent the Escrow Funds, pursuant to the Escrow Agreement, by wire transfer of immediately available funds to the respective bank accounts specified therein;
(d)Buyer shall deposit with the Stockholder Representative the Expense Reserve, by wire transfer of immediately available funds to the bank account specified by the Stockholder Representative in writing at least two (2) Business Days prior to the Closing Date; and
(e)Buyer shall (on behalf of the Acquired Companies) pay by wire transfer of immediately available funds to the bank account or accounts specified by the Stockholder Representative in writing at least two (2) Business Days prior to the Closing Date, an amount sufficient to pay in full each Estimated Closing Date Transaction Expense.

Section 3.3    Buyer’s Additional Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to the Stockholder Representative (on behalf of Sellers) all of the following:
(a)a copy of Buyer’s certificate of incorporation certified within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(b)a certificate of good standing of Buyer issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(c)a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholder Representative, as to (i) no amendments to the certificate of incorporation of Buyer since the date of the certificate delivered to the Stockholder Representative pursuant to Section 3.3(a); (ii) the bylaws of Buyer in effect as of the Closing Date and (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby;
(d)a copy of each of the Buyer Ancillary Agreements, duly executed by Buyer; and
(e)the certificate contemplated by Section 9.2(c), duly executed by an authorized officer of Buyer.
Section 3.4    Sellers’ Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, the Stockholder Representative (on behalf of Sellers) shall deliver to Buyer all of the following:
(a)a copy of the certificate of incorporation of each Acquired Company certified within ten (10) Business Days prior to the Closing Date by the Secretary of State of the state of Delaware;
(b)a certificate of good standing of each Acquired Company issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the state of Delaware;
(c)a certificate of the secretary or an assistant secretary of each of the Acquired Companies, in each case dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of incorporation of such Acquired Company since the date of the certificate delivered to Buyer pursuant to Section 3.4(a); (ii) the bylaws of such Acquired Company in effect as of the Closing Date and (iii) the resolutions of the board of directors of such Acquired Company authorizing the execution and performance of any Seller Ancillary Agreement to which such Acquired Company is a party and the transactions contemplated hereby and thereby;

(d)a release in the form of Exhibit E, duly executed by each Seller;
(e)evidence, in form and substance reasonably satisfactory to Buyer, that each agreement listed on Schedule 3.4(e) has been terminated and will be without any further force or effect or Liability to Buyer or any Acquired Company;
(f)the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers and directors of each Acquired Company requested by Buyer at least two (2) Business Days prior to the Closing Date;
(g)executed stock powers, in form and substance reasonably satisfactory to Buyer, in proper form for transfer of the Shares to Buyer;
(h)a payoff letter and, where applicable, a form of release of any applicable Encumbrances to be filed upon receipt of the payments contemplated by Section 3.2(b), from each Person or Persons to whom any Debt is owed and shall be paid at the Closing;
(i)a copy of each of the Seller Ancillary Agreements, duly executed by the applicable Sellers;
(j)a copy of each third party consent set forth on Schedule 3.4(j), in form and substance reasonably satisfactory to Buyer;
(k)the certificate contemplated by Section 9.3(c), duly executed by the Stockholder Representative; and
(l)a certificate from the Company certifying that the Company is not, and has not been during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.
Section 3.5    Medline’s Additional Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Medline shall deliver to the Stockholder Representative (on behalf of Sellers) all of the following:
(a)a copy of each of the Medline Ancillary Agreements, duly executed by Medline; and
(b)the certificate contemplated by Section 9.2(d), duly executed by an authorized officer of Medline.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller severally (and not jointly and severally) represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, the statements set forth in this Article IV are correct and complete:

Section 4.1    Organization and Authority of Sellers

(a)If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
(b)Such Seller has the requisite power and authority (and, in the case of each Seller who is a natural person, capacity) to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party. This Agreement has been duly authorized, executed and delivered by such Seller and represents (assuming the valid authorization, execution and delivery of this Agreement by each other party hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, and each of the Seller Ancillary Agreements to which such Seller is a party has been duly authorized by such Seller and, upon execution and delivery by such Seller, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.
Section 4.2    Title to Shares.
(a)Such Seller is the sole record and beneficial owner of the number of Shares indicated opposite such Seller’s name on Schedule 4.2(a), free and clear of all Encumbrances. The delivery to Buyer of such Seller’s Shares pursuant to this Agreement will transfer and convey marketable title thereto to Buyer, free and clear of all Encumbrances.
(b)Except for this Agreement or as set forth in Schedule 4.2(b), there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Shares.
Section 4.3    No Options. Such Seller who is an Optionholder is the sole record and beneficial owner of the Options set forth opposite such Seller’s name on Exhibit A, free and clear of all Encumbrances. Except for this Agreement and the provisions of the applicable award agreement, there are no agreements, arrangements, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, exercise, registration or transfer of any of the Options.
Section 4.4    Conflicts. Neither the execution and delivery by such Seller of this Agreement or any of the Seller Ancillary Agreements to which it is a party or the consummation by such Seller of any of the transactions contemplated hereby or thereby, nor compliance by such Seller with, or fulfillment of, the terms, conditions and provisions hereof or thereof will:
(a)assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.4(b), result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (i) the Organizational Documents of such Seller (as and if applicable), (ii) any material Contract to which such Seller is a party or any of its properties is subject or by which such Seller is bound, (iii) any Order to which such Seller is a party or by which it is bound or (iv) any Requirements of Law affecting such Seller, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of such Seller to perform its obligations under this Agreement or any of the Seller Ancillary Agreements to which it is a party or prevent the consummation of any of the transactions contemplated hereby or thereby; or
(b)require the approval, consent, authorization or act of, the notice to or the making by such Seller of any declaration, filing or registration with, any Governmental Body, except for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not impair the ability of such Seller to perform its obligations under this Agreement or any of the Seller Ancillary Agreements to which it is a party or prevent the consummation of any of the transactions contemplated hereby or thereby.
Section 4.5    No Violation or Litigation. Except as set forth in Schedule 4.5:
(a)there are no Proceedings pending or, to the knowledge of such Seller, threatened against such Seller which are reasonably expected to materially impair the ability of such Seller to perform its obligations under this Agreement or any of the Seller Ancillary Agreements to which it is a party or prevent the consummation of any of the transactions contemplated hereby or thereby;
(b)there are no Proceedings pending or, to the knowledge of such Seller, threatened that question the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements to which it is a party; and
(c)such Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of such Seller to consummate fully the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements to which it is a party.
Section 4.6    No Brokers. Except for the services of Robert W. Baird & Co. Incorporated, no such Seller nor any Person acting on such Seller’s behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or any Seller Ancillary Agreement.
Section 4.7    No Other Representations. Except for the representations and warranties contained in this Article IV, no such Seller, nor any other Person acting on behalf of such Seller, makes any representation or warranty, express or implied, regarding such Seller or any other Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
CONCERNING THE ACQUIRED COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, the statements set forth in this Article V are correct and complete:
Section 5.1    Company Organization; Capital Structure; Power and Authority and Qualification.

(a)The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.
(b)As of the date hereof, the authorized capital stock of the Company consists of 20,000 shares of common stock, par value $0.001 per share, on a fully diluted basis, of which (i) 10,303 Shares are issued and outstanding and are held of record and beneficially owned by Sellers, in accordance with their Percentage Interests, free and clear of all Encumbrances (except for Encumbrances from such Persons to whom amounts of Indebtedness shall be paid at Closing pursuant to Section 3.2(b)), and (ii) 702.75 Shares are subject to outstanding Options. Except for the Shares and the Options, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the outstanding Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) are, other than with respect to Shares subject to Options, not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of an applicable Requirement of Law, the Organizational Documents of the Company or any Contract to which any Seller or the Company is a party or otherwise bound and (C) have been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws, and all requirements set forth in any applicable Contracts governing the issuance of such Shares. Except for this Agreement and as set forth in Schedule 5.1(b), there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock of the Company or outstanding securities of the Company that are convertible into or exchangeable for capital stock of the Company.
(c)The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to adversely affect the Business or the Acquired Companies in any material respect. The Company has the requisite corporate power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in the manner that it was conducted as of the date hereof.
(d)The Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person (other than the Company Subsidiary).
Section 5.2    Company Subsidiary Organization; Capital Structure; Power and Authority; Qualification and Investments.

(a)The Company Subsidiary has been duly incorporated and is validly existing under the laws of the State of Delaware.
(b)All of the outstanding capital stock or other equity interests or securities of the Company Subsidiary are owned of record and beneficially by the Company, free and clear of all Encumbrances (except for Encumbrances from such Persons to whom amounts of Indebtedness shall be paid at Closing pursuant to Section 3.2(b)). All of the outstanding capital stock or other equity interests or securities of the Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Requirement of Law, the Organizational Documents of the Company Subsidiary or any Contract to which the Company Subsidiary is a party or otherwise bound, and have been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws. Sellers have supplied Buyer with true, correct and complete copies of the Organizational Documents, each as in effect on the date hereof, of the Company Subsidiary. Except for this Agreement and as set forth in Schedule 5.2(b), with respect to the Company Subsidiary, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other equity interests or securities of the Company Subsidiary that are convertible into or exchangeable for any equity securities of the Company Subsidiary.

(c)The Company Subsidiary is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to adversely affect the Business or the Acquired Companies in any material respect. The Company Subsidiary has the requisite corporate power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in the manner that it was conducted as of the date hereof.
(d)The Company Subsidiary does not own or have the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.
Section 5.3    Conflicts. Except as set forth in Schedule 5.3(a) or such filings as may be required by ISRA as described in Section 8.3, none of the execution and delivery by any Seller of this Agreement or any of the Seller Ancillary Agreements to which such Seller is a party, the consummation by Sellers of any of the transactions contemplated hereby or thereby, or the compliance by Sellers with, or fulfillment by any Sellers of, the terms, conditions and provisions hereof or thereof will:
(a)assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares, any of the outstanding equity securities and other securities of the Company Subsidiary or any of the assets of either of the Acquired Companies, under (i) the Organizational Documents of either of the Acquired Companies, (ii) any Material Contract, (iii) any Order to which either of the Acquired Companies is a party or by which either of the Acquired Companies is bound or (iv) any material Requirements of Law affecting the Acquired Companies, other than, in the case of clauses (ii), (iii) and (iv) of the foregoing, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business or the Acquired Companies in any material respect, or would not prevent the consummation of any of the transactions contemplated hereby; or
(b)require the approval, consent, authorization or act of, the notice to or the making by either of the Acquired Companies of any declaration, filing or registration with, any Governmental Body, except (i) such filings as may be required in connection with the Taxes described in Section 8.1 and (ii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to adversely affect the Business or the Acquired Companies in any material respect, or would not prevent the consummation of any of the transactions contemplated hereby.

Section 5.4    Financial Statements; Bank Accounts; No Undisclosed Liabilities.
(a)Schedule 5.4(a) contains (i) copies of the audited consolidated balance sheets of the Acquired Companies as of February 28, 2013 and 2014 and the audited consolidated statements of operations, stockholders’ equity and cash flows of the Acquired Companies, together with the notes thereto, for the years ended February 28, 2013 and 2014 (collectively, the “Audited Financial Statements”), and (ii)(A) the unaudited consolidated balance sheets of the Acquired Companies as of February 28, 2015 and the unaudited consolidated statements of operations and cash flows of the Acquired Companies for the year ended February 28, 2015 and (B) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2015 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows for the four (4) month period ended June 30, 2015 (the financial statements in subsection (B), the “Interim Financial Statements” and subsections (A) and (B) collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods involved, and present fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Acquired Companies, as of their respective dates and for the respective periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of notes.
(b)Schedule 5.4(b) sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which any Acquired Company has an account, deposit, safe-deposit box, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.
(c)Except as set forth in Schedule 5.4(c), as of the date hereof, to the Knowledge of Sellers, none of the Acquired Companies is subject to any Liability, that would be required to be included on a balance sheet prepared in accordance with GAAP, other than those Liabilities (i) reflected on, or reserved against in, the balance sheet included in the Interim Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business of the Acquired Companies, (iii) for Transaction Expenses or (iv) that would not exceed $250,000 in the aggregate.
(d)The trial balances underlying the Financial Statements, minute books, and stock record books, all of which have been made available to Buyer, are accurate and complete in all material respects.
Section 5.5    Operations Since Balance Sheet Date. Except as set forth in Schedule 5.5, from the Balance Sheet Date to the date hereof, there have been no changes in the results of operations or financial condition of the Acquired Companies which have had a Material Adverse Effect. Except as set forth in Schedule 5.5, since the Balance Sheet Date, the Acquired Companies have conducted the Business in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date through the date hereof, except as set forth in Schedule 5.5, neither of the Acquired Companies has taken any action which, if taken after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 7.4(b).

Section 5.6    Taxes. Except as set forth in Schedule 5.6:
(a)all Tax Returns required to have been filed by or on behalf of the Acquired Companies before the date hereof have been timely filed (taking into account any extensions properly obtained), and all such Tax Returns were true, correct and complete in all material respects;
(b)all Taxes required to have been paid by the Acquired Companies, whether or not shown to be due on the Tax Returns referred to in Section 5.6(a), have been timely paid;
(c)neither of the Acquired Companies has any liability for the Taxes of another Person, whether pursuant to law (including Treasury Regulation Section 1.1502-6 or a similar provision of state, local of foreign law), as a transferee, successor, by contract or otherwise, except for the U.S. federal income Taxes (and applicable state and local Taxes) of the U.S. affiliated group of which the Company is the common parent;
(d)all Taxes that either Acquired Company is required, by the applicable Requirements of Law, to withhold or collect have been properly withheld or collected, and, to the extent required by the applicable Requirements of Law, have been timely paid over to the proper Governmental Body;
(e)neither of the Acquired Companies has waived in writing any statute of limitations in respect of Taxes of either of the Acquired Companies which waiver is currently in effect;
(f)no audit, investigation or other Proceeding with respect to Taxes of either of the Acquired Companies is currently pending or the subject of written notification received by either of the Acquired Companies;
(g)all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 5.6(a) by a taxing authority have been paid in full;
(h)neither of the Acquired Companies has been informed in writing by a jurisdiction in which it does not file a Tax Return that the jurisdiction believes that such Acquired Company was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction;
(i)neither of the Acquired Companies has participated within the past two (2) years in a transaction intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);

(j)neither of the Acquired Companies has ever participated in a transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); and
(k)neither of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting requested on or prior to the Closing Date, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or other open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.
Except to the extent other representations and warranties in this Article V expressly relate to Taxes, this Section 5.6 contains the sole and exclusive representations and warranties with respect to matters relating to Taxes, and notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.6 shall cause Sellers to be liable for any Taxes for which Sellers are not expressly liable pursuant to Section 8.1 (relating to Tax matters).
Section 5.7    Governmental Permits. Except as set forth in Schedule 5.7:
(a)each of the Acquired Companies owns, holds or possesses all licenses, franchises, permits, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations from a Governmental Body that are necessary to entitle it to (i) own or lease, operate and use its assets, and (ii) conduct the Business substantially as conducted as of the date hereof (collectively, the “Governmental Permits”), except for such Governmental Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof, or except where the failure to hold such Governmental Permits would not reasonably be expected to adversely affect the Business in any material respect;
(b)there has occurred no material violation of, or default (without or without notice or lapse of time or both) under, or event, to the Knowledge of Sellers, giving to any other Person any right of termination, amendment or cancellation of any such Governmental Permit;
(c)each of the Governmental Permits is valid, subsisting and in full force and effect and the Acquired Companies have complied with all material terms and conditions of all such Governmental Permits; and
(d)no Proceeding is pending or, to the Knowledge of Sellers, threatened, seeking the revocation or limitation of any Governmental Permit.

Section 5.8    Real Property.
(a)Schedule 5.8(a) sets forth (i) a true, complete and accurate list by property or project name, street address, city, state and country of all leasehold interests of the Acquired Companies in all real property (the “Leased Real Property”) and (ii) a true, complete and accurate list of all leases, subleases, licenses and other agreements, including all modifications, amendments and supplements thereto, for the use and occupancy by the Acquired Companies of the Leased Real Property (together with all modifications, amendments and supplements thereto, collectively, the “Lease Agreements”). The Company Subsidiary has a valid leasehold interest in the Leased Real Property pursuant to the Lease Agreements, free and clear of all Encumbrances except for Permitted Encumbrances. The Acquired Companies do not own any real property and do not hold any option to acquire any real property. The Acquired Companies do not use or occupy any real property other than the Leased Real Property. There are no leases, subleases, licenses or other agreements granting to any Person other than the Company Subsidiary any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.
(b)Each Lease Agreement is (i) valid and binding on the Company Subsidiary and (ii) in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to adversely affect the Business in any material respect. Neither of the Acquired Companies is in or, to the Knowledge of Sellers, alleged to be in, breach or default under any Lease Agreement and, to the Knowledge of Sellers, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute a breach or default of the Company Subsidiary or a counterparty under a Lease Agreement, in each case, other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to adversely affect the Business or the Acquired Companies in any material respect. Sellers have made available to Buyer on the Data Site prior to the date hereof a true, correct and complete copy of each Lease Agreement, except as otherwise set forth in the Schedules. To the Knowledge of Sellers, the counterparties to the Lease Agreements are not in breach or default under any Lease Agreement other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to adversely affect the Business or the Acquired Companies in any material respect.
(c)To the Knowledge of the Sellers, the use and operation of the Leased Real Property in the conduct of the Acquired Companies’ Business does not violate in any material respect any Requirement of Law, covenant, restriction, easement, license, permit or Contract. There are no Proceedings pending nor, to the Knowledge of the Sellers, threatened in writing against or affecting the Leased Real Property.
Section 5.9    Personal Property. Schedule 5.9 contains a list of each lease or other agreement or right under which either of the Acquired Companies is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person as of the date of this Agreement, except those which are terminable by such Acquired Company without penalty on sixty (60) days’ or less notice or which provide for annual rental payments of less than $25,000.

Section 5.10    Intellectual Property.
(a)Schedule 5.10(a) contains a list of all issued or registered Copyrights, Patent Rights and Trademarks and applications for any of the foregoing, in each case, owned by the Acquired Companies (the “Company Intellectual Property”).
(b)Schedule 5.10(b) contains a list of all Software owned or used by the Acquired Companies which is material to the conduct of the Business as conducted as of the date hereof.
(c)Except as disclosed in Schedule 5.10(c), the Company Subsidiary owns the entire right, title and interest in and to the Company Intellectual Property listed in Schedule 5.10(a), free and clear of all Encumbrances, except for Permitted Encumbrances. To the Knowledge of Sellers, each of the Acquired Companies either: (i) owns the entire right, title and interest in and to the Software listed in Schedule 5.10(b), free and clear of all Encumbrances, except for Permitted Encumbrances; or (ii) has a valid Contractual right or license to use the same in the conduct of the Business.
(d)Except as disclosed in Schedule 5.10(d), to the Knowledge of Sellers: (i) all registrations for Company Intellectual Property identified in Schedule 5.10(a) are valid, enforceable, and unexpired and all applications to register Company Intellectual Property so identified are pending and in good standing, all without challenge of any kind and (ii) no other Person is infringing on any of the Company Intellectual Property.
(e)Except as disclosed in Schedule 5.10(e), (i) to the Knowledge of Sellers, no infringement by either of the Acquired Companies of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business between January 1, 2012 and the date hereof; (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been received by either of the Acquired Companies in respect of the conduct of the Business between January 1, 2012 and the date hereof; (iii) with respect to any of claims set forth in clause (ii) above, neither of the Acquired Companies has entered into a settlement agreement between January 1, 2012 and the date hereof; and (iv) to the Knowledge of Sellers, none of the products currently sold by either of the Acquired Companies infringes any patent owned by any other Person.
(f)Except as disclosed in Schedule 5.10(f), as of the date hereof no Proceedings are pending, and no written allegation has been made to either of the Acquired Companies, that challenge the validity, enforceability or ownership of any Company Intellectual Property.
(g)Each Acquired Company has taken commercially reasonable steps to protect and preserve Trade Secrets and other confidential information that are material to the conduct of the Business. Each Acquired Company has taken commercially reasonable steps to comply in all material respects with all duties of such Acquired Company (to the extent any such duties exist) to protect the confidentiality of information provided to such Acquired Company by any other Person. Since January 31, 2013, all employees of the Acquired Companies who have participated in the creation of any material Company Intellectual Property have assigned such Intellectual Property to an Acquired Company pursuant to (A) a written obligation binding on the Person providing for the assignment by such Person to an Acquired Company of such Intellectual Property arising out of such Person’s employment by or contract with an Acquired Company or (B) the application of employment law, agency law or other Requirements of Law. To the Knowledge of Sellers, no Person has gained unauthorized access to or made any unauthorized use of any such confidential information maintained by any of the Acquired Companies that is material to the conduct of the Business, including confidential information of any third party provided to an Acquired Company under an obligation to maintain the same in confidence that is material.
Section 5.11    Title to Tangible Property. Except for assets disposed of in the ordinary course of business consistent with past practice, the Acquired Companies have good and valid title to each item of equipment and other tangible personal property reflected on the Interim Financial Statements as owned by the Acquired Companies, free and clear of all Encumbrances, except for Permitted Encumbrances.
Section 5.12    No Violation or Litigation
(a)Except as set forth on Schedule 5.12(a), since January 1, 2012, (i) the Acquired Companies have complied in all material respects, and each is in compliance in all material respects, with all Requirements of Law and Orders that are applicable to each such Acquired Company’s properties, assets, operations and the Business as conducted as of the date hereof and (ii) neither Acquired Company has received any written notice from any Governmental Body indicating that it is or may be in material violation of any Requirements of Law.
(b)Neither Acquired Company is subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreement with a Governmental Body, including with respect to mandating or prohibiting future or past activities. Each Acquired Company is in compliance, in all material respects, with all current applicable statutes and regulations, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et. seq) and its implementing regulations, and any applicable requirements established by state or local authorities, relating to the development, testing, manufacturing, marketing, selling, distributing or promoting of medical device products, and with all Orders administered or issued by the FDA or other Medical Product Regulatory Authority, except as set forth on Schedule 5.12(b), which includes all written correspondence with Medical Product Regulatory Authorities relating to any written notice from any Medical Product Regulatory Authority indicating that either of the Acquired Companies is or may be in material violation of such statutes and regulations from January 1, 2010 through the date hereof (including, if applicable, any such correspondence relating to any withdrawal or modification of a product approval). To the Knowledge of Sellers, there has been no false or misleading information or significant omission in any application, submission, or report made by, any Acquired Company, or by any officer, director, employee or agent of any Acquired Company, to any Medical Product Regulatory Authority, including the FDA, relating to the products of the Business, or the omission of any required report by any Acquired Company.
(c)Except as set forth on Schedule 5.12(c) or where failure to obtain such approvals is not reasonably expected to adversely affect the Business or the Acquired Companies in any material respect, the Acquired Companies, where required, have obtained all necessary regulatory and other approvals from any Medical Product Regulatory Authority prerequisite to the commercial sale, promotion or marketing of the Products, including selling, promoting and marketing the products of the Business in the United States, where required, in material compliance with valid premarket approvals or 510(k) clearances or exemptions from these requirements.
(d)Except as set forth on Schedule 5.12(d), since January 1, 2010 through the date hereof, there have been no recalls, field actions, corrections, or removals ordered in writing, or any seizures initiated (or, to the Knowledge of the Sellers, threatened), by the FDA or any other Medical Product Regulatory Authority with respect to any of the Company products and, except as set forth on Schedule 5.12(d), since January 1, 2010, the Company has neither voluntarily nor at the request of any Medical Product Regulatory Authority initiated or participated in any recalls, field actions, corrections, or removals of any Company product.
(e)Except as set forth on Schedule 5.12(e), since January 1, 2010, none of the Acquired Companies has failed to comply with any material applicable Requirements of Law related to the sales and marketing activities of medical device manufacturers or the disclosure of payments and other transfers of value provided to health care providers.
(f)None of the Acquired Companies, in connection with the operation of the Business, bills or is directly reimbursed by any commercial insurance plan or any Federal Health Care Program.
(g)Since January 1, 2010, all Contracts and other financial arrangements and relationships entered into by the Acquired Companies with customers, vendors, employees, distributors and contractors are in compliance in all material respects with all applicable Requirements of Law, including the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Stark Law, 42 U.S.C. § 1394nn, the Civil False Claims Act, 31 U.S.C. § 3279 et seq., and state kickback, self-referral and false claims laws.
(h)Except as set forth in Schedule 5.12(h):
(i)as of the date hereof, there are no Proceedings pending or, to the Knowledge of Sellers, threatened against either of the Acquired Companies, that are reasonably expected to adversely affect the Business or the Acquired Companies in any material respect;
(ii)as of the date hereof, there is no Proceeding pending or, to the Knowledge of Sellers, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

(iii)neither of the Acquired Companies is subject to any outstanding Order that prohibits or otherwise restricts the ability of either of the Acquired Companies to consummate fully the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.
(i)None of the Acquired Companies has, since January 1, 2010, (i) violated any provision of any applicable anti-bribery law, treaty or convention, including the United States Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.); (ii) received either a formal or informal written inquiry from a regulator relating to alleged bribery or corruption; or (iii) conducted any internal investigation related to a suspicion of bribes or other corrupt conduct by an officer, director, employee, distributor, contractor or other agent of either of the Acquired Companies or otherwise received any notification or complaint of such conduct.
None of the representations and warranties contained in this Section 5.12 shall be deemed to relate to Tax matters (which are governed by Section 5.6), ERISA, employee benefits matters and employee relations and agreements (which are governed by Section 5.15 and Section 5.16) or Environmental Matters (which are governed by Section 5.17).
Section 5.13    Contracts. Except as set forth in Schedule 5.13, as of the date of this Agreement, neither of the Acquired Companies is a party to or bound by:
(a)any Contract for the purchase of services, supplies, raw materials, components or equipment which is reasonably expected to involve the payment of more than $500,000 in the fiscal year ending February 29, 2016;
(b)any Contract for the sale of any services or products which is reasonably expected to involve the payment of more than $500,000 in the fiscal year ending February 29, 2016;
(c)any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds or other instruments involving indebtedness for borrowed money in an amount in excess of $100,000 or any guaranties of any such indebtedness;
(d)any Contract under which either Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or investment in, any Person (other than to the other Acquired Company and other than extensions of trade credit in the ordinary course of business), in any such case that, individually or in the aggregate, is in excess of $50,000;
(e)any mortgage, sale-leaseback agreement, deed or trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, the Acquired Companies (other than (i) any purchase money agreement, conditional sales contract or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future Liability not in excess of $50,000 per Contract or lease, (ii) protective filings of financing statements under the Uniform Commercial Code, (iii) agreements evidencing Encumbrances created by a landlord of Leased Real Property and (iv) any Permitted Encumbrances);

(f)any license of, or other Contract granting either of the Acquired Companies the right to use, any Intellectual Property or Software received from or granted to third parties which is material to the conduct of the Business as of the date hereof, including source code escrow agreements for Software, but excluding licenses or rights to use any Intellectual Property granted to customers and distributors of the Acquired Companies in the ordinary course of business;
(g)any employment, bonus, commission, deferred compensation, severance, retention, change of control or separation Contract (other than any Plan or any such Contract required by Requirements of Law or any Contract that can be terminated by an Acquired Company without incurring any Liability) with any current or, to the extent there exist ongoing obligations thereunder, former director, officer or employee of either of the Acquired Companies;
(h)any Contract for capital expenditures involving payments of more than $100,000, individually or in the aggregate, after the date of this Agreement;
(i)any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Proceeding with a value greater than $100,000;
(j)any labor contract, collective bargaining agreement or other Contract with any labor organization, union or association relating to any employees of any of the Acquired Companies;
(k)any partnership, joint venture, limited liability company or other similar Contract or arrangement involving a sharing of profits and losses with any other Person or involving sharing of equity interests; or
(l)any Contract with another Person which purports to limit or restrict the ability of either of the Acquired Companies to enter into or engage in any market or line of business or that provides for material restrictive covenants or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location (except for such agreements which shall not be binding on either of the Acquired Companies upon Closing or which are customer Contracts that contain “most favored nations” provisions that are not required to be listed in subsection (b) of Schedule 5.13).
Section 5.14    Status of Contracts. Except as set forth in Schedule 5.14 or in any other Schedule hereto, each of the Contracts set forth in Schedule 5.13 (collectively, the “Material Contracts”) is a valid and binding obligation of one of the Acquired Companies, as applicable, is in full force and effect and is enforceable against such Acquired Company and, to the Knowledge of Sellers, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity. The Acquired Companies are not in or, to the Knowledge of Sellers, alleged to be in, breach or default under any of the Material Contracts, and, to the Knowledge of Sellers, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute a breach or default by either of the Acquired Companies or a counterparty to any Material Contract, in each case, other than those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to adversely affect the Business or the Acquired Companies in any material respect. Sellers have made available to Buyer on the Data Site prior to the date hereof a true, correct and complete copy of each Material Contract, except as otherwise set forth in the Schedules. To the Knowledge of Sellers, the counterparties to the Material Contracts are not in breach or default under any Material Contract other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to adversely affect the Business or the Acquired Companies in any material respect.

Section 5.15    Employee Benefits.

(a)Each Plan is listed in Schedule 5.15(a), and with respect to each such Plan, Sellers have made available to Buyer on the Data Site prior to the date hereof a true and correct copy of either such Plan or a written summary of the material terms thereof.
(b)Except as set forth in Schedule 5.15(b), (i) with respect to each Plan, such Plan has been maintained and operated in material compliance with the terms of such Plan and the applicable Requirements of Law, including the Code and ERISA and (ii) the Acquired Companies have made all contributions and paid all premiums in respect of each Plan in a timely fashion in accordance with the terms of each Plan and Requirements of Law.
(c)There is no Proceeding or disputed claim (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened with respect to any Plan, its related assets or trusts, or any fiduciary, administrator, or sponsor of such Plan. No non-exempt “prohibited transaction” under Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan which would result in outstanding material Liability for either of the Acquired Companies.
(d)Except as required by Requirements of Law or during any severance period, none of the Acquired Companies provides health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor are they obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
(e)Each Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination letter from the Internal Revenue Service or is a prototype or volume submitter plan that is the subject of an opinion or advisory letter from the Internal Revenue Service, and Sellers have made available to Buyer on the Data Site a copy of each such opinion or letter. To Sellers’ Knowledge, no fact or event has occurred since the date of such determination, advisory, or opinion letter to adversely affect the qualified status of any such Qualified Plan. No Plan is a Multiemployer Plan or is otherwise subject to Title IV of ERISA.

(f)The Acquired Companies have no Liability under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code. No asset of any Acquired Company is subject to any lien under ERISA or Section 430 of the Code. To the Knowledge of Sellers, there are no circumstances that could reasonably be expected to result in a Tax being imposed on any Acquired Company under Code Sections 4980D or 4980H of the Code.
(g)To the Knowledge of the Sellers, all Options were granted using an exercise price of not less than the fair market value of the underlying stock determined in accordance with applicable guidance under Section 409A of the Code.
(h)Except as specifically contemplated by this Agreement or set forth on Schedule 5.15(h), the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting, funding or timing of payment of any remuneration, compensation or benefits payable to or in respect of any employee or Plan participant.
(i)None of the Acquired Companies has made nor have they become obligated to make, and none of the Acquired Companies will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof), nor are the Acquired Companies required to “gross up” or otherwise compensate any individual because of the imposition of any Tax on any compensatory payment to such individual.

Section 5.16    Employee Relations and Agreements.

(a)Neither of the Acquired Companies is a party to any labor contract, collective bargaining agreement or other Contract with any labor organization, union or association.
(b)Except as set forth in Schedule 5.16(b): (i) there are no labor strikes, work stoppages or lockouts pending, or, to the Knowledge of Sellers, threatened, against either of the Acquired Companies; (ii) to the Knowledge of Sellers, no union organizational campaign is in progress with respect to the employees of either of the Acquired Companies; (iii) since January 1, 2012, there have been no investigations, disputes or Proceedings pending, or to the Knowledge of Sellers, threatened against either of the Acquired Companies involving any of its (A) employees or former employees, or relating to violation of Requirements of Law with respect to its employees or former employees, (B) independent contractors claiming to be misclassified, (C) employees of a staffing or temporary agency claiming the Acquired Company is a joint employer, or (D) any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Acquired Companies, in each case, that is reasonably expected to adversely affect the Business or the Acquired Companies in any material respect; and (iv) each Acquired Company is in material compliance with all applicable Requirements of Law respecting employment and employment practices, terms and conditions of employment, leaves of absence, worker classification, wages, overtime compensation, hours of work, withholding and occupational safety and health.
(c)To the Knowledge of Sellers, each employee of the Acquired Companies (excluding temporary employees) is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States, and the Acquired Companies have kept proper documentation of applicable work authorization documents for all employees (excluding temporary employees).
(d)To the Knowledge of Sellers, all independent contractors who have worked for the Acquired Companies at any time with respect to which an Acquired Company could have outstanding Liability are and have been properly classified as independent contractors pursuant to all applicable regulations.
Section 5.17    Environmental Matters. Except as set forth in Schedule 5.17:
(c)the Acquired Companies are and, since January 1, 2012, have been in compliance, in all material respects, with all applicable Environmental Laws and the Acquired Companies own, hold or possess all Governmental Permits which are necessary under Environmental Laws to conduct the Business substantially as conducted as of the date hereof, and all such Governmental Permits are in full force and effect;
(d)neither of the Acquired Companies is subject to any order from or consent or settlement agreement with or any investigation by, any Person (including any Governmental Body) respecting (i) any Remedial Action or (ii) any claim of Liability arising from the Release or threatened Release of a Hazardous Material into the environment where, in each case, the obligations of such Acquired Company have not been completed in all material respects;
(e)neither of the Acquired Companies is subject to any actual, pending or, to Knowledge of Sellers, threatened judicial or administrative Proceeding or Order alleging or addressing a violation of or Liability under any Environmental Law;
(f)neither of the Acquired Companies has received any written notice of any actual, pending or threatened claim to the effect that it is or may be liable to any Person, including any Governmental Body, as a result of a violation of or Liability under any Environmental Law;
(g)no landfill, surface impoundment, underground storage tank, groundwater monitoring well, drinking water well utilized by either Acquired Company, or to the Knowledge of Sellers, any other person or production water well is present or, to Knowledge of Sellers, has ever been present at any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by either Acquired Company;
(h)neither of the Acquired Companies has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any person to or released any substance, including any Hazardous Material, or owned or operated any property or facility, in a manner that has given rise to, or could reasonably be expected to give rise to, any material liability under any Environmental Law; and

(i)copies of all material or significant environmental reports, audits, surveys, assessments and investigations in respect of the Leased Real Property and/or the activities of any Acquired Company in the possession or control of Sellers and/or any Acquired Company have been disclosed in the Data Site.
The representations and warranties set forth in this Section 5.17 are Sellers’ sole and exclusive representations regarding Environmental Matters.
Section 5.18    Sufficiency of Assets. Except as set forth on Schedule 5.18 or as reflected in the Audited Financial Statements, the assets and properties of the Acquired Companies constitute all of the assets and properties necessary to operate the Business in all material respects as conducted as of the date hereof. Nothing in this Section 5.18 constitutes a representation or warranty with respect to title or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Article V.
Section 5.19    Customers and Vendors. Schedule 5.19(a) sets forth a true, correct and complete list of the names of the ten (10) largest customers for the fiscal year ended February 28, 2015 by revenue and the ten (10) largest vendors for the fiscal year ended February 28, 2015 by expenditure, in each case of the Acquired Companies, and the dollar amount of purchases or sales which each such customer or vendor represented during the fiscal year ended February 28, 2015. Except as set forth on Schedule 5.19(b), no such customer or vendor set forth on Schedule 5.19(a) has submitted written notice of the intent to cease or substantially reduce the use or supply of products, goods or services of or to the Business or return any products sold to such customer by the Business.
Section 5.20    Insurance.
(a)Schedule 5.20 contains a true, correct and complete summary of all insurance policies or other sources of insurance coverage held by or for the benefit of either Acquired Company or otherwise providing coverage in respect of Liabilities of any Acquired Company, other than Liabilities for benefits under any Plan. True, correct and complete copies of all insurance policies listed on Schedule 5.20 have been made available to Buyer on the Data Site prior to the date hereof. With respect to each such insurance policy, (i) except as set forth on Schedule 5.20, such insurance policy has not been modified, commuted or settled, in whole or in part; (ii) no Seller or Acquired Company has assigned any of its respective rights under such insurance policy to any other Person; and (iii) except as set forth on Schedule 5.20, the limit of liability under such policy has not been impaired with respect to any Environmental Matter or for any other reason.

(b)All insurance policies listed on Schedule 5.20 are valid, binding and in full force and effect. None of the Acquired Companies has received any written notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the Sellers, is the termination of any such policies or binders threatened. There is no material Proceeding pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders, and, to the Knowledge of the Sellers, all claims and losses of the Acquired Companies have been properly reported to the underwriters of such policies or binders.
Section 5.21    Indebtedness. Schedule 5.21 sets forth a true, correct and complete list of all Indebtedness as of the date hereof.
Section 5.22    Product Liability. Except as set forth in Schedule 5.22, to the Knowledge of the Sellers, there are no defects in design, construction or manufacture of any products designed or manufactured by the Acquired Companies which would materially adversely affect performance or create an unusual risk of injury to persons or property. Except as set forth in Schedule 5.22, since January 1, 2012, none of the products has been the subject of any replacement, field fix or retrofit, modification or recall campaign by the Acquired Companies and, to the Knowledge of Sellers, no facts or conditions related to any product exist which could reasonably be expected to result in such a campaign or material Liability for returns or other product liability claims.
Section 5.23    Related Party Contracts. Except as set forth on Schedule 5.23, no Seller, Affiliate of any Seller, officer, director or Affiliate of any of the Acquired Companies or any immediate family member of any of the foregoing Persons is a party to or the beneficiary of any Contract with any of the Acquired Companies (other than an employment or similar Contract) or has any interest in any property used by any of the Acquired Companies.
Section 5.24    No Brokers. Except for the services of Robert W. Baird & Co. Incorporated, neither of the Acquired Companies nor any Person acting on its behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.
Section 5.25    No Other Representations. Except for the representations and warranties contained in this Article V, such Seller makes no representation or warranty, express or implied, regarding the Acquired Companies or the Business.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES CONCERNING BUYER AND MEDLINE
As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, (x) Buyer hereby represents and warrants to Sellers that, as of the date of this Agreement and as of the Closing Date, the statements set forth in Section 6.1 through Section 6.8 are correct and complete, and (y) Medline hereby represents and warrants to Sellers that, as of the date of this Agreement and as of the Closing Date, the statements set forth in Section 6.9 through Section 6.13 are correct and complete:

Section 6.1    Buyer Organization; Power and Authority and Qualification.
(a)Buyer is a corporation duly incorporated and validly existing under the laws of the State of Delaware.
(b)Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer’s board of directors and do not require any further authorization, consent or other Proceeding of Buyer or its stockholders. This Agreement has been duly and validly authorized, executed and delivered by Buyer and represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will represent (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.
(c)Buyer is duly qualified or licensed to transact business and is in good standing in the State of Delaware. Buyer has the requisite corporate power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.
Section 6.2    Conflicts. Neither the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby, nor compliance by Buyer with, or fulfillment of, the terms, conditions and provisions hereof or thereof will:
(a)assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.3(b), result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (i) the Organizational Documents of Buyer, (ii) any material Contract to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (iii) any Order to which Buyer is a party or by which it is bound or (iv) any material Requirements of Law affecting Buyer, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or
(b)require the approval, consent, authorization or act of, the notice to or the making by Buyer of any declaration, filing or registration with, any Governmental Body, except for (i) such filings as may be required in connection with the Taxes described in Section 8.1, and (ii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
Section 6.3    No Violation or Litigation. Except as set forth in Schedule 6.3:
(a)there are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer or its Subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;
(b)there are no Proceedings pending or, to the knowledge of Buyer, threatened that question the legality of the transactions contemplated by this Agreement or any of Buyer Ancillary Agreements; and
(c)Buyer is not subject to any outstanding Order that prohibits or otherwise restricts the ability of any of Buyer to consummate fully the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.
Section 6.4    Financial Capability. Buyer has and will have available to it upon the Closing sufficient funds to enable Buyer to pay the Purchase Price, to permit Buyer to perform in a timely manner all of its obligations under this Agreement and the Buyer Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby, in accordance with the respective terms and subject to the conditions herein and therein.
Section 6.5    Solvency. Assuming (a) the accuracy of the representations and warranties of each Seller set forth herein, (b) compliance in all material respects by each Seller with its covenants and obligations set forth herein and (c) satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement, or waiver of such conditions by Buyer, then immediately after giving effect to the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, (i) Buyer and its Subsidiaries will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) Buyer and its Subsidiaries will have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies or Buyer.
Section 6.6    Investment Intent. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.
Section 6.7    No Brokers. Neither Buyer nor any Person acting on its behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Buyer Ancillary Agreements.
Section 6.8    No Other Representations. Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty, express or implied, regarding Buyer.
Section 6.9    Medline Organization; Power and Authority and Qualification.
(a)Medline is a corporation duly incorporated and validly existing under the laws of the State of Illinois.
(b)Medline has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Medline Ancillary Agreements. The execution, delivery and performance of this Agreement and the Medline Ancillary Agreements by Medline and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Medline’s board of directors and do not require any further authorization, consent or other Proceeding of Medline or its stockholders. This Agreement has been duly and validly authorized, executed and delivered by Medline and represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding agreement of Medline enforceable against Medline in accordance with its terms, and each of the Medline Ancillary Agreements has been duly authorized by Medline and upon execution and delivery by Medline will represent (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Medline enforceable against Medline in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.
(c)Medline is duly qualified or licensed to transact business and is in good standing in the State of Illinois. Medline has the requisite corporate power and authority to own or lease and operate its assets as and where crrently owned, operated and leased and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.
Section 6.10    Conflicts. Neither the execution and delivery by Medline of this Agreement or any of the Medline Ancillary Agreements or the consummation by Medline of any of the transactions contemplated hereby or thereby, nor compliance by Medline with, or fulfillment of, the terms, conditions and provisions hereof or thereof will:
(a)assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.10(b), result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (i) the Organizational Documents of Medline, (ii) any material Contract to which Medline is a party or any of its properties is subject or by which Medline is bound, (iii) any Order to which Medline is a party or by which it is bound or (iv) any material Requirements of Law affecting Medline, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Medline to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or
(b)require the approval, consent, authorization or act of, the notice to or the making by Medline of any declaration, filing or registration with, any Governmental Body, except for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Medline to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
Section 6.11    No Violation or Litigation. Except as set forth in Schedule 6.11:
(a)there are no Proceedings pending or, to the knowledge of Medline, threatened against Medline or its Subsidiaries which are reasonably expected to materially impair the ability of Medline to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;
(b)there are no Proceedings pending or, to the knowledge of Medline, threatened that question the legality of the transactions contemplated by this Agreement or any of Medline Ancillary Agreements; and
(c)Medline is not subject to any outstanding Order that prohibits or otherwise restricts the ability of any of Medline to consummate fully the transactions contemplated by this Agreement or any of the Medline Ancillary Agreements.

Section 6.12    No Brokers. Neither Medline nor any Person acting on its behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Medline Ancillary Agreements.
Section 6.13    No Other Representations. Except for the representations and warranties contained in this Article VI, neither Medline nor any other Person acting on behalf of Medline makes any representation or warranty, express or implied, regarding Medline.

ARTICLE VII
ACTIONS PRIOR TO THE CLOSING DATE
The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
Section 7.1    Access to Information. Subject to Buyer’s obligations under the Confidentiality Agreement and Medline’s obligations under the Confidentiality Agreement, dated August 25, 2014 between the Company and Medline, Sellers shall cause the Acquired Companies to afford to the officers, employees and authorized representatives of Buyer and Medline, respectively (including independent public accountants and attorneys), reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, business and financial records (including computer files, retrieval programs and similar documentation reasonably necessary for Buyer and Medline to operate the Business after the Closing Date), employees, customers, suppliers, independent service providers and lessors of the Acquired Companies and shall furnish to Buyer and Medline or such authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that: (a) Sellers shall not be required to violate any obligation of confidentiality, Order or Requirements of Law to which any Seller or either Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 7.1 (provided, however, that in such event, any Sellers shall, and shall cause any applicable Acquired Company to, reasonably cooperate with Buyer and Medline to seek an appropriate remedy to permit the access contemplated hereby), (b) Buyer and Medline shall provide the Stockholder Representative with prior written notice of Buyer’s and Medline’s communication plan with respect to the employees of the Acquired Companies, and any customer, supplier, independent service provider or lessor of either Acquired Company, or any other third party (other than any Governmental Body), and shall coordinate the execution of such communication plan with the Acquired Companies’ management, and (c) Sellers and the Acquired Companies shall not be required to furnish or otherwise make available to Buyer or Medline customer-specific data or competitively sensitive information that would violate applicable competition laws. Buyer and Medline each hereby acknowledge and agree that any investigation pursuant to this Section 7.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Acquired Companies or any Seller, and Buyer and Medline shall not be permitted to undertake any environmental sampling or invasive testing without the Stockholder Representative’s prior written consent, which shall be in the Stockholder Representative’s sole discretion. Notwithstanding the foregoing, the obligations of Sellers pursuant to this Section 7.1 shall be subject to the right of Sellers to determine, in their sole discretion, the appropriate timing of the disclosure of information they deem proprietary commercial information or privileged information.
Section 7.2    Notifications. Each of Buyer and Medline, on the one hand, and Sellers, on the other hand, shall promptly notify the other Parties of any Proceeding (a) that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, or (b) that may be threatened, brought, asserted or commenced against either of the Acquired Companies, a Seller, Medline or Buyer, as the case may be, that would have been listed in Schedule 4.5, Schedule 6.3 or Schedule 6.11, as the case may be, if such Proceeding had arisen prior to the date hereof. Except, in the case of Sellers, for Proceedings brought by any Seller or any Optionholder who is not an Optionholder Party (or any of their respective Affiliates) related to the transactions contemplated by this Agreement, if a party fails to notify the other party under this Section 7.2, (i) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 7.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Section 11.1(a)(i), 11.1(b)(i), 11.2(a)(i) or 11.2(b)(i) as the case may be, for breach of a representation and warranty and the limits (if any) set forth in Section 11.1, as the case may be, shall apply to any such indemnification and (ii) a failure to comply with this Section 7.2 shall not cause the failure of any condition set forth in Article IX to be satisfied unless the underlying change, event or development would independently or in conjunction with any other change, event or development result in the failure of a condition set forth in Article IX to be satisfied.
Section 7.3    Consents of Third Parties; Governmental Approvals. During the period prior to the Closing Date, each party hereto shall act diligently and reasonably and shall, at the request of any other party hereto, use its reasonable best efforts to cooperate with such other party in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of any Seller or Buyer or any of their respective Affiliates (including the Acquired Companies) to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body); provided, further, communications by Buyer and its Affiliates and their respective officers, employees, agents or representatives with any customer, supplier, independent service provider or lessor of either Acquired Company, or any other third party (other than any Governmental Body), shall be subject to Section 7.1(b).
Section 7.4    Operations Prior to the Closing Date.

(a)Each Seller shall use its commercially reasonable efforts to, and to cause the Acquired Companies to, operate and carry on the Business in the ordinary course consistent with past practice. Consistent with the foregoing, each Seller shall use its commercially reasonable efforts to, and shall cause the Acquired Companies to use their commercially reasonable efforts to, preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors of the Acquired Companies and others having business relations with the Acquired Companies.

(b)Without limiting the generality of Section 7.4(a), except as set forth in Schedule 7.4, as expressly contemplated by this Agreement or with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Acquired Companies, other than in the ordinary course of business, not to:
(i)make any material change in the lines of business of the Business, except such changes as may be required to comply with any applicable Requirements of Law;
(ii)purchase or otherwise acquire any assets, acquire or license any rights to new products, or make any capital expenditures, in each case that are material to the Business (other than (A) capital expenditures required by any Governmental Body, (B) such capital expenditures not covered by the preceding clause (A) that do not exceed $100,000, and (C) purchases of inventory in the ordinary course of business);
(iii)sell, assign, lease or otherwise transfer, abandon or dispose of any assets, securities, properties or interests of either of the Acquired Companies that are material, either individually or in the aggregate, to the Business (other than the disposition of inventory or obsolete and fully depreciated assets not used in the Business during the twelve (12) months preceding the date hereof);
(iv)fail to keep current or renew any material Governmental Permits in a manner consistent with past practice;
(v)make any change in the key personnel of the Business (at or above the vice president level), including the hiring of personnel at or above the vice president level or the termination of any personnel at or above the vice president level out of the Business (other than for cause), or materially increase the number of individuals employed by the Business;
(vi)enter into, terminate, modify, amend or exercise any option to extend a Material Contract or Lease Agreement;
(vii)create, incur, assume or otherwise become liable, or agree to create, incur, assume or otherwise become liable, with respect to any Indebtedness, or grant any Encumbrance with respect to the assets of either of the Acquired Companies, in each case other than Permitted Encumbrances;
(viii)make any loan to any third party;
(ix)transfer any assets to any Seller or any of its Affiliates (other than the Acquired Companies), excluding the payment of compensation to Sellers that are employed by the Company in the ordinary course of business;
(x)materially increase the compensation, base salary, wages, bonus opportunity or other benefits available to any current or former employee of the Acquired Companies (with an annual salary above $100,000), other than as required by the terms of any Plan or Contract or pursuant to Requirements of Law;

(xi)voluntarily recognize or promise neutrality to a labor organization;
(xii)establish, adopt, amend or terminate any Plan, except as required or advisable to comply with Requirements of Law;
(xiii)acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;
(xiv)grant or accept any request from any of the ten (10) largest customers for fiscal year ended February 28, 2015 for revenue for trade, cash and quantity discounts, prompt pay discounts, price reduction programs or retroactive price adjustments;
(xv)initiate, compose or settle any litigation or Proceeding affecting the Business or any Acquired Company, in each case, involving an amount individually in excess of $25,000;
(xvi)make any change in the accounting methods or policies of the Acquired Companies, unless such change is required by GAAP;
(xvii)make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to the extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or file any amended Tax Return or make any Tax voluntary disclosure, in each case, unless specifically listed on Schedule 7.4(b)(xvii);
(xviii)issue, deliver or sell any securities of either of the Acquired Companies, other than the issuance of any securities to any of the other Acquired Companies;
(xix)amend the Organizational Documents of the Acquired Companies; or
(xx)agree to do any of the foregoing.
Section 7.5    Exclusive Dealing. Sellers shall immediately discontinue and terminate any negotiations or discussions with any Person (other than Buyer) relating to a business combination or transaction involving the Business, including the sale of any of the Shares or any capital stock of any Acquired Companies, the sale of any of the assets of such Persons (other than sales of assets in the ordinary course of business), any joint venture or partnership, merger or consolidation, or any similar transaction or business combination involving the Business (each, an “Alternate Transaction”). During the period starting on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to Article X, Sellers shall not, directly or indirectly, (a) solicit, encourage or respond substantively to any inquiries, discussions or proposals regarding any Alternate Transaction, (b) continue, propose or enter into negotiations with respect to any Alternate Transaction or provide any information to any third party (other than Buyer) relating to any Alternate Transaction, (c) provide or permit the provision of any information regarding, or afford any access to, the properties, Contracts, or books and records of Sellers or their Affiliates to any third party (other than Buyer) for the purpose of determining whether to make or pursue any inquiries or proposals with respect to any Alternate Transaction, or (d) enter into any agreement or understanding contemplating any Alternate Transaction or otherwise facilitate any effort or attempt to make or implement any Alternate Transaction.

Section 7.6    Certain License Matters. Sellers agree to take the actions set forth on Schedule 7.6.

Section 7.7    Termination of 401(k) Plan. The Company shall terminate, or shall cause the Company Subsidiary to terminate, each Qualified Plan effective no later than the day immediately prior to the Closing Date in accordance with the terms of such Qualified Plan and Requirements of Law. Buyer shall take all action necessary to cause a qualified retirement plan maintained by the Buyer or one of its Affiliates or assignees to accept rollover contributions from such Qualified Plan, with respect to employees of the Company or Company Subsidiary who remain employed by the Company or Company Subsidiary following Closing. Medline shall take all reasonable action necessary to cause a qualified retirement plan (whether existing or new) maintained by Medline or one of its Affiliates or assignees to accept rollover contributions from such Qualified Plan, and, with respect to each such employee who has a loan under such Qualified Plan, Medline shall either (i) take reasonable action to allow such rollover contributions to include promissory notes representing loans under such Qualified Plan, or (ii) make a cash payment to each such employee in an amount equal to 40% of the outstanding loan balance as of the Closing.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.1    Tax Matters.
(a)Liability for Taxes.
(i)Sellers shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof), each Seller (severally and pro rata in accordance with their Percentage Interests) agrees to indemnify and hold harmless each Buyer Group Member from and against, any Losses and Expenses incurred by such Buyer Group Member in connection with or arising from Taxes imposed on either of the Acquired Companies for any Pre-Closing Tax Period; provided, however, that Sellers shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, (A) any Taxes shown as a liability or reserve on the Closing Date Balance Sheet and included in Closing Date Working Capital, (B) any Taxes imposed on either of the Acquired Companies or for which either of the Acquired Companies may otherwise be liable as a result of transactions engaged in by the Buyer or any Affiliate of the Buyer (including, after the Closing Date, the Acquired Companies) occurring on the Closing Date outside the ordinary course of business that are properly allocable to the portion of the Closing Date after the Closing, (C) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of U.S. state, local or non-U.S. law as a result of the purchase of the Shares or the deemed purchase of shares of the Company Subsidiary or that result from Buyer, any Affiliate of Buyer, or either of the Acquired Companies engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company or the Company Subsidiary for Tax purposes, (D) notwithstanding anything to the contrary herein, any Taxes resulting from a sale of (i) either of the Acquired Companies by Buyer or (ii) assets of the Acquired Companies, including pursuant to the Post-Closing Sale, and (E) subject to the provisions immediately below, Identified Taxes (Taxes described in this proviso, hereinafter “Excluded Taxes”). With respect to Identified Taxes only, Sellers shall be liable for and shall indemnify and hold harmless each Buyer Group Member under this Section 8.1(a)(i) to the extent that the amount of such Identified Taxes (for the avoidance of doubt, excluding any related Losses and Expenses) exceeds One Million Dollars ($1,000,000.00) (the “Identified Tax Deductible”). Sellers shall be liable for and shall indemnify and hold harmless each Buyer Group Member under this Section 8.1(a)(i) for any and all Identified Taxes exceeding the Identified Tax Deductible, but not related Losses and Expenses (and, for the avoidance of doubt, such Identified Taxes shall not constitute Excluded Taxes). Other than any such Tax refund (i) shown as an asset on the Closing Date Balance Sheet and included in Closing Date Working Capital (ii) attributable to Excluded Taxes, or (iii) attributable to Identified Taxes that are not indemnified by the Sellers up to the Identified Tax Deductible, Sellers shall be entitled to any refund of (or credit for) Taxes allocable to any Pre-Closing Tax Period, in either case net of any reasonable out-of-pocket costs incurred by Buyer in collecting such Tax refunds. Upon the reasonable request of the Stockholder Representative, Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds to which Sellers are entitled pursuant to the preceding sentence.
(ii)Buyer shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against, Losses and Expenses incurred by such Seller Group Member in connection with or arising from (A) any and all Taxes imposed on either of the Acquired Companies, or for which either of the Acquired Companies may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify or hold harmless any Seller Group Member from and against any Taxes incurred by such Seller Group Member in connection with or arising from any Taxes for which Seller is liable under this Agreement (including, without limitation, under Section 8.1(a)(i)). Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) (x) Taxes described in clause (A) and (y) Excluded Taxes.

(iii)For purposes of Sections 8.1(a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of the Acquired Companies for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies or with respect to the Shares for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that (w) transactions engaged in by the Buyer or any Affiliate of the Buyer, occurring on the Closing Date outside the ordinary course of business that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, (x) exemptions, allowances or deductions that are calculated on an annual basis, such as the property taxes and deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis, (y) the Post-Closing Sale shall be apportioned to the portion of any Straddle Period beginning the day after the Closing Date, and (z) in the case of real property, personal property and similar periodic Taxes, such Taxes shall be allocated between such two taxable years or periods on a per diem basis.
(iv)Notwithstanding anything herein to the contrary, Buyer and Sellers shall each be liable for and pay, and shall indemnify the other against, fifty percent (50%) any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement. The Acquired Companies will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers and Buyer will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing, Sellers shall have no liability for any such Taxes arising solely out of or solely in connection with the Post-Closing Sale.
(v)(A) Buyer shall cause the Acquired Companies to claim any and all Transaction Tax Deductions in a taxable period (or portion of a Straddle Period) ending on or prior to the Closing Date, to the extent such positions are “more likely than not” to be sustained on the merits, and calculated under the principles of Schedule 8.1(a)(v).
(B) To the extent any Transaction Tax Deduction results in an actual reduction of, refund of or credit for the federal, state or local income, franchise or similar Taxes of the Acquired Companies, Buyer, any Affiliate of or successor to any of the foregoing, or any member of a consolidated, combined, unitary or similar group of which any of the foregoing is a member (collectively, the “Buyer Tax Group”) for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period that begins after the Closing Date (each such reduction, a “Tax Reduction”), then Buyer shall pay to Sellers an amount equal to such Tax Reduction;

provided, that Seller shall not be entitled to the amount of any such Tax Reduction that occurs in a taxable year or period beginning after the Closing Date following the first five (5) Tax years of Buyer ending after the Closing Date. Buyer shall be required to claim, and to cause the other members of the Buyer Tax Group to claim, a deduction or similar Tax item (and to claim no income, gain or similar Tax item) with respect to a Transaction Tax Deduction in accordance with the provisions of Section 8.1(a)(v)(A) and in accordance with Schedule 8.1(a)(v). Payment of any Tax Reduction shall be made within twenty (20) days following the later of (i) the due date for filing the Tax Return (after taking into account extensions) for the taxable year or period in which the Tax Reduction in question occurs or is claimed or (ii) the date that Buyer actually receives or recognizes the relevant Tax Reduction.
(C) No later than ninety (90) days after the close of each Tax year (or, if later, no later than thirty (30) days prior to due date (with extensions) for filing of each relevant Tax Return), Buyer shall deliver to the Stockholder Representative a written schedule, containing such detail as the Stockholder Representative may reasonably request, specifying (i) the Transaction Tax Deductions that any member of the Buyer Tax Group took into account in its Tax Returns for such Tax year (regardless of whether such amounts resulted in a Tax Reduction) and (ii) Buyer’s calculation of the Tax Reduction, if any, resulting therefrom. The Stockholder Representative and its representatives shall be permitted to discuss with Buyer such written schedule upon reasonable notice at all reasonable times during normal business hours so as to allow the Stockholder Representative and its accountants to review Buyer’s compliance with this Section 8.1(a)(v). Any dispute regarding whether the requirements of this Section 8.1(a)(v) have been met, and/or regarding the calculation of the Tax Reduction, that cannot be promptly resolved by the Stockholder Representative and Buyer shall be referred to the Arbitrator for final resolution in accordance with procedures analogous to those set forth in Sections 2.3(b) and 2.3(c).
(D) Notwithstanding anything to the contrary in this Section 8.1(a)(v), to the extent a Transaction Tax Deduction creates or increases a net operating loss of any member of the Buyer Tax Group, then the portion of such net operating loss resulting from such Transaction Tax Deduction shall be considered a “Transaction Tax Deduction” for purposes of this Agreement, and shall be considered utilized in any Tax year to which such loss is carried forward, after taking into account applicable items of income, gain, deduction or loss (or any other Tax attributes (other than Transaction Tax Deductions)) of the Buyer Tax Group for such Tax year, but prior to taking into account the portion of such net operating loss that was not created or increased by a Transaction Tax Deduction.
(b)Tax Returns.
(i)Buyer shall engage the accounting firm identified on Schedule 8.1(b) to prepare and shall cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Companies after the Closing Date, and Buyer shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. Sellers shall reimburse Buyer for reasonable out-of-pocket costs incurred by any Buyer Group Member in the preparation of the Tax Returns set forth in Schedule 8.1(b)(i) that are filed with respect to taxable years or periods ending on or before the Closing Date upon written request of Buyer, which request shall provide a reasonable summary of the out-of-pockets costs for which Buyer seeks reimbursement. Sellers shall not be required to reimburse Buyer for Tax Returns filed for the taxable years or periods ending on or before the Closing Date for costs in excess of $100,000 (One Hundred Thousand Dollars), unless otherwise agreed in writing by Seller, such consent not to be unreasonably withheld, conditioned or delayed.
1.With respect to Tax Returns to be filed by Buyer pursuant to this Section 8.1(b)(i) that relate to Straddle Periods or taxable years or periods beginning after the Closing Date, such Tax Returns shall treat the Post-Closing Sale as occurring in a taxable year or period (or portion of a Straddle Period) beginning on the day after the Closing Date.
2.With respect to Tax Returns to be filed by Buyer pursuant to this Section 8.1(b)(i) that relate to any taxable year or period beginning on or before the Closing Date (including any Straddle Period), such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by Requirements of Law, and any such income or other material Tax Returns shall be submitted to the Stockholder Representative not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review by the Stockholder Representative. Buyer will incorporate any reasonable comments received in writing from the Stockholder Representative at least ten days prior to the due date for filing such Tax Returns.
(ii)No Buyer Group Member or any Affiliate of a Buyer Group Member shall (or shall cause or permit the Acquired Companies to) (i) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return or (ii) file any Tax Return in a jurisdiction in which the Acquired Companies have not previously filed such type of Tax Return, in either case relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) and for which the Sellers may be liable under this Section 8.1 without the prior written consent of the Stockholder Representative, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence or anything in this Agreement to the contrary, the parties acknowledge and agree that Buyer and its Affiliates may enter into voluntary disclosure (or similar) agreements or amended Tax Returns, if determined in Buyer’s reasonable judgment to be in accordance with applicable law, with respect to (i) Identified Taxes (the “Identified Tax VDAs”) and (ii) any other Taxes to the extent required by a Governmental Body in connection with such Identified Tax VDAs (collectively with the Identified Tax VDAs, the “VDAs”), and take related actions in connection with the VDAs. Buyer, its Affiliates and the Stockholder Representative shall cooperate in good faith in connection with the preparation of and entering into any VDA, and Buyer and its Affiliates shall keep the Stockholder Representative reasonably informed with respect thereto. Buyer shall use commercially reasonable efforts to minimize the amount of Taxes owing under such VDAs, and shall not take any position or enter into any agreement in connection with any VDA that unreasonably allocates Taxes to Pre-Closing Tax Periods. For the avoidance of doubt, Sellers shall not be liable for any costs and Expenses incurred by Buyer and its Affiliates in connection with entering into the VDAs. Buyer shall use commercially reasonable efforts to make an initial application or filing to the relevant Governmental Authority in respect of all VDAs within twelve (12) months of the Closing Date, and shall make an initial application or filing to the relevant Governmental Authority in respect of all VDAs within eighteen (18) months of the Closing Date.
(c)Contest Provisions.
(i)Each Buyer Group Member shall promptly notify the Stockholder Representative in writing upon receipt by such Buyer Group Member, any of its Affiliates or either of the Acquired Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Sellers may be liable pursuant to this Section 8.1; provided, however, that the failure to give notice as provided in this Section 8.1(c)(i) shall not affect Buyer’s right to indemnification under this Agreement except to the extent Sellers shall have been prejudiced by such failure.
(ii)The Stockholder Representative shall have the sole right to represent the Acquired Companies’ interests in any Tax audit or Proceeding relating to taxable periods ending on or before the Closing Date for which the Sellers may be reasonably expected to be liable pursuant to Section 8.1(a) (which shall not include, for the avoidance of doubt, any such Tax audit or Proceeding related to Identified Taxes for which Sellers are not reasonably expected to have any liability as a result of the Identified Tax Deductible) and to employ counsel of its choice at its expense; provided, however, that (i) the Buyer Group Member that is the subject of the Tax audit or Proceeding shall be entitled, at its expense, to be present at any such Tax audit or Proceeding, and (ii) the Stockholder Representative shall not settle any such Tax audit or Proceeding in a manner that could increase a Buyer Group Member’s liability for Taxes in a taxable period (or portion thereof) beginning after the Closing Date without the prior written consent of the relevant Buyer Group Member, not to be unreasonably withheld, conditioned or delayed. In the case of a Straddle Period, the Stockholder Representative shall be entitled to participate at its expense in any Tax audit or Proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and for which Sellers may be liable pursuant to Section 8.1(a). None of any Buyer Group Member, any of its Affiliates or either of the Acquired Companies may settle any Tax claim for any Taxes for which Sellers may be liable pursuant to Section 8.1(a), without the prior written consent of the Stockholder Representative, not to be unreasonably withheld, conditioned or delayed.
(d)Assistance and Cooperation. After the Closing Date, Sellers and each Buyer Group Member shall (and shall cause their respective Affiliates to):
(i)assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b);
(ii)cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Companies;

(iii)make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies;
(iv)provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Acquired Companies for taxable periods for which the other may have a liability under this Section 8.1;
(v)furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;
(vi)timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(iv) (relating to sales, transfer and similar Taxes); and
(vii)timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.
Section 8.2    Director and Officer Liability and Indemnification.
(a)Buyer shall, and shall cause the Acquired Companies to, for a period of six (6) years after the Closing Date, take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, managers or employees of either of the Acquired Companies (or their respective predecessors), as provided in (i) the Organizational Documents of either of the Acquired Companies in effect on the date hereof or (ii) any Contract providing for indemnification by either of the Acquired Companies of any such Person in effect on the date hereof to which a Seller or either of the Acquired Companies is a party, shall survive the Closing and continue in full force and effect and be honored by the Acquired Companies after the Closing.
(b)On or prior to the Closing Date, Sellers shall have arranged for an irrevocable tail insurance policy that provides coverage for six (6) years following the Closing Date on terms identical to existing coverage maintained by the Acquired Companies under their "Executive Risk" policy (but only with respect to D&O, EPL and Fiduciary Liability portions of such Executive Risk policy), which tail insurance policy shall be paid for by Sellers. Buyer and its Affiliates shall maintain and not amend or cancel such tail insurance policy during such six (6)-year period.

(c)Buyer hereby agrees and acknowledges that this Section 8.2 shall be binding on Buyer’s successors and assigns.
Section 8.3    ISRA. Sellers and Buyer acknowledge and agree that the transactions contemplated by this Agreement will require certain filings and actions under the provisions and requirements of ISRA. All costs and expenses associated with the compliance with ISRA incurred prior to the Closing shall be the sole responsibility of Sellers. Sellers shall use their commercially reasonable efforts to complete compliance with ISRA prior to Closing. If such compliance with ISRA cannot be reasonably completed prior to Closing, Buyer shall file the required notice designating Buyer as the responsible party; provided, that Buyer shall be indemnified for all costs incurred post-Closing to achieve compliance with ISRA which shall be paid out from the Indemnity Escrow Fund on a dollar one basis other than costs to the extent attributable to or increased as a result of environmental impacts or Releases arising out of the post-Closing operations of Buyer or its Affiliates (including the Acquired Companies). Sellers shall have the right to review and provide reasonable comments with respect to any post-Closing reports, property forms or other filings and the parties shall reasonably cooperate regarding the completion of all forms and the undertaking of all actions required under ISRA to effect the allocation of responsibilities under this Section 8.3. In no event shall Sellers have responsibility for compliance with ISRA, or any associated Expenses, to the extent that such responsibility for compliance with ISRA, or any associated Expenses, arises solely in respect of or is solely attributable to the Post-Closing Sale. For the avoidance of doubt, to the extent any ISRA compliance requirements related to Remedial Actions arise in respect of or are attributable to the transactions contemplated by this Agreement, and are also identified as part of any ISRA process occasioned by the Post-Closing Sale, the related costs and expenses relating to such Remedial Action shall be reimbursable to Buyer or Medline, as applicable, from the Indemnity Escrow Fund as provided by this Section 8.3.
Section 8.4    Non-Solicitation.
(a)During the eighteen (18) month period from and after the Closing Date, Sellers will not solicit, encourage, seek to influence or hire any of the key employees set forth on Schedule 8.4 (a “Covered Employee”) to quit or terminate their employment with the Company Subsidiary. The foregoing restrictions will not preclude any of the Sellers’ use of general advertisements or paper or electronic job postings or other general or public solicitation not targeted at the Covered Employees or the hiring of any such Covered Employees who respond to any such general or public solicitation. The foregoing restrictions also will not preclude employment discussions with, or the hiring by any Sellers of, any Covered Employee who initiates employment discussions with such Seller without any direct or indirect solicitation from such Seller in violation of this Section 8.4 and whose employment relationship with any of Sellers was terminated at least six (6) months prior to the time of such employment discussions.

(b)Each Seller acknowledges that a breach of the covenants contained in this Section 8.4, may cause irreparable damage to Buyer, the Business and the Acquired Companies, the amount of which may be difficult to ascertain, and that the remedies under Requirements of Law for any such breach may be inadequate and that money damages may not provide an adequate remedy. Accordingly, each Seller agrees, that, in addition to any other remedy which may be available under Requirements of Law or in equity, Buyer and Acquired Companies shall be entitled to seek specific performance and injunctive relief to cease or prevent any breach of this Section 8.4.

Section 8.5    Seller Confidentiality.
(a)Each Seller acknowledges that, in the course of its ownership of the Acquired Companies, Sellers have become aware of Confidential Information of the Acquired Companies, and that its use of such Confidential Information, or communication of such Confidential Information to third parties, would be detrimental to Buyer. Each of the Sellers covenants that, during the Restricted Period, such Seller shall keep in confidence and not disclose or use such Confidential Information without Buyer’s prior written consent; provided, that this Section 8.5 shall not prohibit any use or disclosure of any such information: (i) to the extent reasonably required in connection with enforcing any rights or remedies under this Agreement or any Ancillary Agreement or (ii) to the extent reasonably required in connection with the preparation, filing or reporting of Tax Returns, financial statements and other public disclosures which Seller believes in good faith is required by applicable Law. If, during the Restricted Period, any of the Sellers or any of such Seller’s Affiliates are requested or required (as by subpoena, civil investigative demand or similar process) to disclose any such Confidential Information: (1) such Seller will promptly notify Buyer in order to permit Buyer to seek a protective order or take other appropriate action, (2) such Seller will reasonably participate in Buyer’s efforts (at Buyer’s sole cost and expense) to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information and (3) if, in the absence of a protective order, such Seller or its Affiliate reasonably believes (after consultation with Seller’s counsel) they are legally required to disclose such Confidential Information, then such Seller or such Affiliate may disclose to the party compelling disclosure or as it orders only that part of such Confidential Information as is required by Law to be disclosed and will use commercially reasonable efforts to obtain confidential treatment therefor.
(b)Each Seller acknowledges that a breach of the covenants contained in this Section 8.5, may cause irreparable damage to Buyer, the Business and the Acquired Companies, the amount of which may be difficult to ascertain, and that the remedies under Requirements of Law for any such breach may be inadequate and that money damages may not provide an adequate remedy. Accordingly, each Seller agrees, that, in addition to any other remedy which may be available under Requirements of Law or in equity, Buyer and Acquired Companies shall be entitled to seek specific performance and injunctive relief to cease or prevent any breach of this Section 8.5.

Section 8.6    Non-Competition.

(a)In partial consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, during the Restricted Period, each of the Restricted Parties shall not directly or indirectly own, manage, operate, control, lend money or render financial assistance to, or be employed by, or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Competing Business; provided, however, that the foregoing shall not restrict any Restricted Party from owning up to five percent (5%) of the outstanding voting securities of any company which is listed on any recognized public stock exchange.
(b)In partial consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, during the Restricted Period, each of the Restricted Parties shall not take any action with the intent to cause, induce, or encourage, in any way or for any reason, any customer of the Acquired Companies to terminate or reduce in any material respect such customer relationship with any of the Acquired Companies.
(c)Each Restricted Party acknowledges that a breach of the covenants contained in this Section 8.6, may cause irreparable damage to Buyer, the Business and the Acquired Companies, the amount of which may be difficult to ascertain, and that the remedies under Requirements of Law for any such breach may be inadequate and that money damages may not provide an adequate remedy. Accordingly, each Restricted Party agrees, that, in addition to any other remedy which may be available under Requirements of Law or in equity, Buyer and Acquired Companies shall be entitled to seek specific performance and injunctive relief to cease or prevent any breach. The Restricted Parties, Buyer and the Acquired Companies acknowledge that the time, scope and other provisions of Section 8.6 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. In the event that any provision in this Section 8.6 shall be determined by any court of competent jurisdiction to be unenforceable, such provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable Requirements of Law.
Section 8.7    Certain Regulatory Matters. Sellers agree to take the actions set forth on Schedule 8.7.
(a)

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1    Conditions Precedent to Obligations of Each Party. The obligation of Buyer and Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer and Sellers, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:
(a)No Restraint or Proceeding. No court or other Governmental Body having jurisdiction over Buyer, a Seller or either of the Acquired Companies shall have issued any Order which is then in effect and has the effect of restraining or prohibiting the transactions contemplated hereby, and no Proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the purchase and sale of the Shares contemplated hereby.
Section 9.2    Conditions Precedent to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Sellers, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:
(a)Representations and Warranties.
(i)The representations and warranties of Buyer contained in Article VI (without regard to any materiality or qualifications contained therein) other than Section 6.1(a) (Organization of Buyer), Section 6.1(b) (Authority of Buyer) and Section 6.7 (No Brokers) shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for (A) changes expressly required by this Agreement or resulting from any transaction expressly consented to in writing by the Stockholder Representative or any transaction contemplated by this Agreement and (B) failures of the representations and warranties contained in Article VI (other than Section 6.1(a) (Organization of Buyer), Section 6.1(b) (Authority of Buyer) and Section 6.7 (No Brokers)) to be true and correct which would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(ii)The representations and warranties of Buyer contained Section 6.1(a) (Organization of Buyer), Section 6.1(b) (Authority of Buyer) and Section 6.7 (No Brokers) shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), except for changes expressly required by this Agreement or resulting from any transaction expressly consented to in writing by the Stockholder Representative or any transaction contemplated by this Agreement.

(iii)The representations and warranties of Medline contained in Article VI (without regard to any materiality or qualifications contained therein) other than Section 6.9(a) (Organization of Medline), Section 6.9(b) (Authority of Medline) and Section 6.12 (No Brokers) shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for (A) changes expressly required by this Agreement or resulting from any transaction expressly consented to in writing by the Stockholder Representative or any transaction contemplated by this Agreement and (B) failures of the representations and warranties contained in Article VI (other than Section 6.9(a) (Organization of Medline), Section 6.9(b) (Authority of Medline) and Section 6.12 (No Brokers)) to be true and correct which would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(iv)The representations and warranties of Medline contained Section 6.9(a) (Organization of Medline), Section 6.9(b) (Authority of Medline) and Section 6.12 (No Brokers) shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), except for changes expressly required by this Agreement or resulting from any transaction expressly consented to in writing by the Stockholder Representative or any transaction contemplated by this Agreement.
(b)Performance. (i) The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects and (ii) the covenants and obligations that Medline is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.
(c)Buyer Closing Certificate. There shall have been delivered to the Stockholder Representative a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Section 9.2(a)(i), Section 9.2(a)(ii) and Section 9.2(b)(i).
(d)Medline Closing Certificate. There shall have been delivered to the Stockholder Representative a certificate dated the Closing Date, signed on behalf of Medline by a duly authorized officer of Medline, confirming the satisfaction of the condition set forth in Section 9.2(a)(iii), Section 9.2(a)(iv) and Section 9.2(b)(ii).
(e)Buyer’s Closing Deliverables. Buyer shall have delivered to Sellers each of the items set forth in Section 3.3.
(f)Medline’s Closing Deliverables. Medline shall have delivered to Sellers each of the items set forth in Section 3.5.

Section 9.2    Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)Representations and Warranties.
(i)The representations and warranties of Sellers contained in Article IV and Article V (without regard to any materiality or Material Adverse Effect qualifications contained therein) other than Section 4.1(b) (Authority of Sellers), Section 4.2 (Title to Shares), Section 4.3 (No Options), Section 4.6 (No Brokers), Section 5.1(a) (Organization of Company), Section 5.1(b) (Capital Structure of the Company), Section 5.1(d) (Investments), Section 5.2(a) (Company Subsidiary Organization), Section 5.2(b) (Capital Structure of Company Subsidiary), Section 5.2(d) (Investments), and Section 5.24 (No Brokers) shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for (A) changes therein expressly required by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement and (B) failures of the representations and warranties contained in Articles IV and V of this Agreement (other than Section 4.1(b) (Authority of Sellers), Section 4.2 (Title to Shares), Section 4.3 (No Options), Section 4.6 (No Brokers), Section 5.1(a) (Organization of Company), Section 5.1(b) (Capital Structure of the Company), Section 5.1(d) (Investments), Section 5.2(a) (Company Subsidiary Organization), Section 5.2(b) (Capital Structure of Company Subsidiary), Section 5.2(d) (Investments),and Section 5.24 (No Brokers)) to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii)The representations and warranties of Sellers contained in Section 4.1(b) (Authority of Sellers), Section 4.2 (Title to Shares), Section 4.3 (No Options), Section 4.6 (No Brokers), Section 5.1(a) (Organization of Company), Section 5.1(b) (Capital Structure of the Company), Section 5.1(d) (Investments), Section 5.2(a) (Company Subsidiary Organization), Section 5.2(b) (Capital Structure of Company Subsidiary), Section 5.2(d) (Investments), and Section 5.24 (No Brokers) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), except for changes therein expressly required by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement.

(b)Performance. The covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c)Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Sellers by the Stockholder Representative, confirming the satisfaction of the conditions set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(d).
(d)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(e)Sellers’ Closing Deliverables. Sellers shall have delivered to Buyer each of the items set forth in Section 3.4.

ARTICLE X

TERMINATION

Section 10.1    Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing solely as follows:

(a)by mutual written consent of the Stockholder Representative and Buyer;
(b)on or after the End Date, by the Stockholder Representative, on the one hand, or Buyer, on the other hand, by written notice to the other party, if the Closing has not occurred on or before the date such notice is given; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)by the Stockholder Representative by written notice to Buyer if Buyer has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Buyer by the Stockholder Representative;
(d)by Buyer by written notice to the Stockholder Representative if any Seller has breached, or caused the breach of, its respective representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to the Stockholder Representative by Buyer;
(e)by Buyer by written notice to the Stockholder Representative if there has been a Material Adverse Effect; or
(f)by either the Stockholder Representative, on the one hand, or Buyer, on the other hand, by giving written notice to the other if any Governmental Body with competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Order or other action shall not be subject to appeal or shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose action or failure to act (including the breach of this Agreement) has resulted in such Order or other action.

Section 10.2    Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other party to this Agreement, or in the case of Sellers, to the Stockholder Representative.

Section 10.3    Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the obligations set forth in this Section 10.3, Section 13.1, Section 13.2, Section 13.3, Section 13.4, Section 13.9, Section 13.16 and Article XII, and except that such termination shall not relieve any party of any liability or any damages for any willful and intentional breach of this Agreement or Fraud prior to such termination.

ARTICLE XI

INDEMNIFICATION

Section 11.1    Indemnification by Sellers.

(a)Subject to the limitations set forth in this Article XI, from and after the Closing, each Seller (severally and not jointly) agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of such Seller contained in Article IV or (ii) any breach by such Seller of, or the failure by such Seller to perform, any of such Seller’s respective covenants or obligations contained in this Agreement in their capacity as a Seller (other than the covenants set forth in Section 8.1).

(b)Subject to the limitations set forth in this Article XI, from and after the Closing, Sellers (severally and pro rata in accordance with their respective Percentage Interests) agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of Sellers contained in Article V or any certificate delivered by or on behalf of Sellers pursuant to this Agreement, (ii) any breach by Sellers of, or the failure by Sellers to perform, any of the covenants or obligations contained in this Agreement required to be complied with and/or performed by Sellers with respect to the conduct of the Acquired Companies or any breach of, or failure to perform any of, the covenants set forth in Section 8.1, and (iii) except to the extent the amount of Losses is included as a current liability or reserve in the Closing Date Working Capital determined pursuant to Sections 2.3 and 2.4, any Transaction Expenses or Indebtedness of the Acquired Companies not otherwise paid pursuant to Section 3.2(b) or otherwise taken into account pursuant to the adjustments made pursuant to Section 2.4(c) or Section 2.4(d);

provided, however, that Sellers (including any individual Seller) shall be required to indemnify and hold harmless Buyer Group Members under Section 11.1(a)(i) and Section 11.1(b)(i) with respect to Losses and Expenses incurred by such Buyer Group Members only to the extent that:
(x)    the amount of such Losses and Expenses suffered by Buyer Group Members related to each individual claim or series of related claims exceeds Fifty Thousand Dollars ($50,000.00) (it being understood that such amount shall be a deductible for which Sellers shall bear no indemnification responsibility);
(y)    the aggregate amount of such Losses and Expenses exceeds Three Hundred Twenty Thousand Dollars ($320,000.00) (it being understood that such amount shall be a deductible for which Sellers shall bear no indemnification responsibility); and
(z)    the aggregate amount required to be paid by Sellers pursuant to Section 11.1(a)(i) and Section 11.1(b)(i), shall not exceed Four Million Four Hundred Eighty Thousand Dollars ($4,480,000.00) (the “Cap”);
provided further, that, the foregoing clauses (x), (y) and (z) shall not apply with respect to Losses and Expenses incurred by Buyer Group Members in respect of (A) any breach or inaccuracy of the Seller Fundamental Representations and the Company Fundamental Representations or (B) Fraud by any Seller; provided, that the provisions of Section 11.1(g) shall continue to apply.
(c)(i) The indemnification provided for in Section 11.1(a)(i) and Section 11.1(b)(i) shall terminate on the twelve (12) month anniversary of the Closing Date; provided, that the indemnification provided for in Section 11.1(a)(i) as it relates to the breach or inaccuracy of the Seller Fundamental Representations and Section 11.1(b)(i) as it relates to the breach or inaccuracy of the Company Fundamental Representations shall terminate upon the three (3) year anniversary of the Closing Date; (ii) the indemnification provided for in Section 11.1(a)(ii) and Section 11.1(b)(ii) shall terminate upon the three (3) year anniversary of the Closing Date; provided, that the indemnification provided for in Sections 11.1(a)(ii) and 11.1(b)(ii) as it relates to the breach or failure to perform any covenant which by its terms is to be performed prior to the Closing shall terminate on the twelve (12) month anniversary of the Closing Date; and (iii) the indemnification provided for in Section 11.1(b)(iii) shall terminate upon the three (3) year anniversary of the Closing Date; provided, that the indemnification by Sellers under Sections 11.1(a) or 11.1(b) shall continue as to any Losses or Expenses with respect to which any Buyer Group Member has validly delivered a Claim Notice to the Stockholder Representative in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(c), as to which the obligation of Sellers shall continue solely with respect to the specific matters in such Claim Notice until the liability of Sellers shall have been determined pursuant to this Article XI, and Sellers shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

(d)Buyer shall be entitled to satisfy and pay from the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement the aggregate amount of any claims against a Seller for Losses and Expenses for which Buyer Group Members are determined to be entitled to indemnification pursuant to Section 11.1(a) to the extent of such Seller’s Percentage Interest of the Indemnity Escrow Fund; provided, however, that for the avoidance of doubt, to the extent any claim against a Seller for Losses and Expenses for which Buyer Group Members are determined to be entitled to indemnification pursuant to Section 11.1(a), together with any other such claims against such Seller, exceed such Seller’s Percentage Interest of the Indemnity Escrow Fund, Buyer shall be required to satisfy the excess amount of such claims through a direct claim against such Seller and shall not be entitled to satisfy such excess amount from the Indemnity Escrow Fund.
(e)The Parties agree to comply with the special indemnification matters set forth on Schedule 8.7.
(f)All claims for Losses and Expenses for which Buyer Group Members are determined to be entitled to indemnification pursuant to Section 11.1(b)(i) shall be satisfied and exclusively paid from the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement, except for such claims made (i) in respect of any breach or inaccuracy of any of the Company Fundamental Representations, which shall be paid first from the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement and then severally and pro rata by the Sellers in accordance with their respective Percentage Interests or (ii) in respect of Fraud by any Seller. All claims for Losses and Expenses for which Buyer Group Members are determined to be entitled to indemnification pursuant to Section 11.1(b)(ii) shall be satisfied and paid first from the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement and then severally and pro rata by the Sellers in accordance with their respective Percentage Interests, except for such claims made in respect of Fraud by any Seller.
(g)Notwithstanding anything contained in this Agreement to the contrary, (except for claims made in respect of Fraud by any Seller), from and after the Closing Date, the maximum aggregate liability of (i) Sellers pursuant to this Article XI shall not exceed the aggregate net Purchase Price actually received by all Sellers, and (ii) any Seller pursuant to this Article XI shall not exceed the net Purchase Price actually received by such Seller.

Section 11.2    Indemnification by Buyer and Medline.

(a)Subject to the limitations set forth in this Article XI, from and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from: (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article VI or any certificate delivered by or on behalf of Buyer pursuant to this Agreement; and (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants or obligations contained in this Agreement.

(b)Subject to the limitations set forth in this Article XI, from and after the Closing, Medline agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from: (i) any breach of any warranty or the inaccuracy of any representation of Medline contained in Article VI or any certificate delivered by or on behalf of Medline pursuant to this Agreement; and (ii) any breach by Medline of, or failure by Medline to perform, any of its covenants or obligations contained in this Agreement.
(c)(i) The indemnification provided for in Section 11.2(a)(i) and Section 11.2(b)(i) shall terminate on the twelve (12) month anniversary of the Closing Date; provided, that the indemnification provided for in Section 11.2(a)(i) as it relates to those representations and warranties contained in Section 6.1(a) (Organization), Section 6.1(b) (Power and Authority) and Section 6.7 (No Brokers) and Section 11.2(b)(i) as it relates to those representations and warranties contained in Section 6.9(a) (Organization), Section 6.9(b) (Power and Authority) and Section 6.12 (No Brokers), shall terminate upon the three (3) year anniversary of the Closing Date and (ii) the indemnification provided for in Sections 11.2(a)(ii) and Section 11.2(b)(ii) shall terminate upon the three (3) year anniversary of the Closing Date; provided, that the indemnification provided for in Section 11.2(a)(ii) and Section 11.2(b)(ii) as it relates to the breach or failure to perform any covenant which by its terms is to be performed prior to the Closing shall terminate on the twelve (12) month anniversary of the Closing Date; provided, further that the indemnification by Buyer and Medline, as applicable, shall continue as to any Losses or Expenses with respect to which any Seller Group Member has validly given a Claim Notice to Buyer and Medline, as applicable, in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(c), as to which the obligation of Buyer and Medline, as applicable, shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer and Medline, as applicable, shall have been determined pursuant to this Article XI, and Buyer and Medline, as applicable, shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

Section 11.3    Direct Claims.
(a)Other than with respect to a Third Person Claim, and subject to Section 11.6, any party (or parties) hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party acquires actual knowledge of the basis for a claim for indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.
(b)After the timely delivery of any Claim Notice pursuant to Section 11.3(a), and subject to Section 11.6, the amount of indemnification to which an

Indemnified Party shall be entitled under this Article XI shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 11.4    Third Person Claims.
(a)Subject to Section 11.6, any Indemnified Party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Person Claim”) shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within fifteen (15) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of such Third Person Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to such Third Person Claim. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and (to the extent known) the amount of the liability asserted against the Indemnitor by reason of such Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give notice to the Indemnitor as provided in this Section 11.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.
(b)In the event of the initiation of a Third Person Claim, within thirty (30) days after the Indemnified Party’s delivery of written notice under this Section 11.4, the Indemnitor may be represented by counsel of its choice and assume control of the defense of such Third Person Claim by giving to the Indemnified Party written notice of the intention to assume such defense; provided, however, that the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its expense; provided further, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim relates to or arises in connection with any criminal Proceeding or (ii) the Third Person Claim primarily seeks an injunction or equitable relief against any Indemnified Party. The parties agree to cooperate fully and in good faith with each other in connection with the defense, negotiation or settlement of any Third Person Claim. To the extent the Indemnitor does not, or is not able to, assume the defense of such Third Person Claim, the Indemnified Party may retain counsel at the expense of the Indemnitor, which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such Proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.4 to pay for only one firm of counsel for all Indemnified Parties. Neither the Indemnitor nor the Indemnified Party may settle any such Proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability, or which fails to fully and unconditionally release the other party from liability, without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.
(c)To the extent of any inconsistency between this Section 11.4 and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

Section 11.5    Determination of Indemnification Amounts.

(a)Without limiting the effect of any other limitation contained in this Article XI, Losses and Expenses recoverable under this Article XI, shall be reduced by (i) an amount equal to the amount of any Tax Benefit actually realized by the Indemnified Party or any of its Affiliates in connection with such Losses and Expenses or any of the circumstances giving rise thereto and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or Expenses or any of the circumstances giving rise thereto (it being understood that the Indemnified Party and any of its Affiliates shall use commercially reasonable efforts to obtain such Tax Benefits or insurance proceeds). The calculation of Losses and Expenses shall not include losses arising because of a change after the Closing in applicable Requirements of Law or accounting principles. For purposes hereof, “Tax Benefit” shall mean any refund or credit of Taxes to be paid or reduction in the amount of Taxes which otherwise would be owed by the Indemnified Party or its Affiliates, as applicable, in the year of the accrual, incurrence or payment of any such Losses and Expenses or the subsequent taxable period, determined based on the relevant Tax Returns with and without the effect of the payment of the Loss or Expense.
(b)Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Requirements of Law.
(c)In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the reasonable expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.
(d)Sellers shall not be required to indemnify and hold harmless any Buyer Group Member pursuant to Section 11.1 to the extent the amount of Losses is included as a current liability or reserve in the Closing Date Working Capital determined pursuant to Sections 2.3 and 2.4 or otherwise taken into account pursuant to the adjustments made pursuant to Sections 2.4(c) and 2.4(d).

(e)For purposes of calculating the amount of Losses and Expenses resulting from any breach of, or inaccuracy in, any representation or warranty contained in this Agreement (as well as any certificate delivered pursuant to this Agreement), the amount of such Losses and Expenses shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects”, or “Material Adverse Effect” or any similar term, qualification or limitation based on materiality contained herein; provided, that such terms shall not be disregarded for purposes of the representation and warranty in Section 5.5 (first sentence only) or in the names of defined terms or their respective definitions.
Section 11.6    Claims by Buyer and Medline.

(a)Buyer shall be entitled to bring claims for indemnification under this Article XI to the extent that, based on the facts available to the parties at the time of the relevant claim, such claim exclusively relates to the ICU Acquired Business, and Medline shall be entitled to bring claims for indemnification under this Article XI to the extent that, based on the facts available to the parties at the time of the relevant claim, such claim exclusively relates to the Medline Acquired Business. To the extent a claim for indemnification under this Article XI relates to the ICU Acquired Business and the Medline Acquired Business, based on the facts available to the parties at the time of the relevant claim (a “Joint Claim”), Buyer and Medline shall be required to jointly bring such claim pursuant to a Claim Notice under Section 11.3 (Direct Claims) or a notice of Third Person Claim under Section 11.4 (Third Person Claims), as applicable, signed by both Buyer and Medline. For the avoidance of doubt, in the case of a Joint Claim, the term “Indemnified Party”, as used throughout this Article XI, shall be deemed to refer to Buyer and Medline, jointly. Buyer and Medline shall be precluded from making an independent claim for indemnification under this Article XI to the extent a claim arising from the same issue or set of facts was previously made by the other party, and the Losses and Expenses related to such claim were recovered in full by the other party.
(b)In the event there is more than one pending claim to which Buyer and Medline are each entitled to indemnification under this Article XI, the Stockholder Representative shall deliver written notice of such fact to Buyer and Medline. The pending claims will be tolled for up to a five (5) Business Day period following such notice, during which time Buyer and Medline shall be permitted to deliver the Stockholder Representative with joint written instructions, signed by both Buyer and Medline (“Joint Instructions”), detailing the manner in which Buyer and Medline would like the Stockholder Representative to prioritize and administer such claims. The Stockholder Representative shall take commercially reasonable efforts to prioritize and administer such claims in accordance with such Joint Instructions, subject only to compliance by the Stockholder Representative with the indemnification procedures to which it is subject in this Article XI (unless any such procedures are specifically waived by both Buyer and Medline in the Joint Instructions).
(c)Sellers shall only be obligated under this Article XI to pay for one firm of counsel for all Indemnified Parties pursuant to any individual claim (whether or not it is a separate claim relating exclusively to the ICU Acquired Business or the

Medline Acquired Business or a Joint Claim) pursuant to Section 11.3 (Direct Claims) or Section 11.4 (Third Person Claims), as applicable.
(d)In the event of a Third Person Claim that is a Joint Claim, and in the event that the Sellers do not, or are not able to, assume the defense of such Third Person Claim pursuant to Section 11.4, Buyer and Medline shall provide written notice within five (5) Business Days of the first date upon which the Indemnified Party is permitted to assume defense of such Third Person Claim in accordance with Section 11.4, signed by both Buyer and Medline, to the Stockholder Representative, which written notice shall identify which party will be assuming the defense of such Third Person Claim. If Buyer or Medline assume the defense of a Third Person Claim pursuant to which both Buyer and Medline could reasonably be expected to receive indemnification under this Article XI, consent to settlement of such Third Person Claim shall require the consent of each of Buyer, Medline and the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed). If the Stockholder Representative and the party controlling the defense of such Third Person Claim consent to the settlement, but the other party refuses to consent to such settlement, so long as only money damages are involved, there is no admission of liability or wrongdoing with respect to the other party, and such settlement fully and unconditionally releases the other party from liability, the liability of the Sellers in respect of such Third Person Claim shall not exceed the amount for which the Third Person Claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of and in connection with the proposed settlement to which it is entitled to indemnification.
(e)To the extent of any inconsistency between this Section 11.6 and Section 11.3 (Direct Claims) or Section 11.4 (Third Person Claims), the provisions of this Section 11.6 shall control.

Section 11.7    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, each Seller, on the one hand, and Buyer, on the other hand, acknowledges and agrees that, from and after the Closing, except in the case of Fraud and except for the equitable remedies expressly contemplated in Section 8.4, Section 8.5, Section 8.6 and Section 13.14, its sole and exclusive remedy against the other party and its respective Affiliates, including for the Losses and Expenses of any Buyer Group Member or Seller Group Member, as applicable, relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, shall be pursuant to the indemnification provisions set forth in this Article XI.

ARTICLE XII

STOCKHOLDER REPRESENTATIVE

Section 12.1    Appointment of Stockholder Representative.
(a)Each Seller hereby irrevocably constitutes and appoints RT Partners as the representative of Sellers (the “Stockholder Representative”) to act as such Seller’s true and lawful attorney-in-fact and agent and authorizes the Stockholder Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including as follows:
(i)to take any and all action on behalf of Sellers from time to time as the Stockholder Representative may deem necessary or desirable to fulfill the interests and purposes of this Section 12.1 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;
(ii)to take any and all action on behalf of Sellers from time to time as the Stockholder Representative may deem necessary or desirable to make or enter into any waiver, amendment, agreement, certificate or other document contemplated hereunder;
(iii)to terminate this Agreement on behalf of Sellers;
(iv)to deliver on behalf of Sellers all notices required to be delivered by Sellers;
(v)to receive on behalf of Sellers all notices required to be delivered to Sellers;
(vi)to seek on behalf of Sellers indemnification from Buyer under Article XI, including the right to prosecute, defend, settle, compromise or take any other action with respect to any claim related thereto;
(vii)to use the Expense Reserve to satisfy costs, expenses and/or liabilities of the Stockholder Representative or the Sellers in connection with matters related to this Agreement and/or the Seller Ancillary Agreements; and
(viii)to execute the Escrow Agreement and any other Seller Ancillary Agreement on behalf of Sellers and make all decisions necessary to be made by the Stockholder Representative pursuant to the provisions thereof and of this Agreement (including the right to (A) defend, settle, compromise or take any other action on behalf of Sellers with respect to any matter for which any Buyer Group Member seeks indemnification under Article XI, (B) authorize the release or delivery to Buyer of all or any portion of the Indemnity Escrow Fund, and (C) litigate, arbitrate, settle or compromise any post-Closing issues and disputes).

(b)Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to effect all intents and purposes as such Seller might or could do in person, hereby ratifying and confirming all that the Stockholder Representative may lawfully do or cause to be done by virtue hereof. Each Seller further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Stockholder Representative of any waiver, amendment, agreement, certificate or other documents executed by the Stockholder Representative pursuant to this Agreement, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents itself.
Section 12.2    Actions by Sellers. Each Seller agrees that, notwithstanding Section 12.1, at the request of the Stockholder Representative, such Seller shall take all actions necessary or appropriate to consummate the transactions contemplated hereby (including delivery of such Seller’s Shares and acceptance of the Purchase Price therefor) individually on such Seller’s own behalf, and delivery of any other documents required of Sellers pursuant to the terms hereof.
Section 12.3    Liability of Stockholder Representative. The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller. The Stockholder Representative shall not be liable to any Seller for any action taken or omitted by it hereunder or under any other document contemplated hereby, or in connection therewith, except that the Stockholder Representative shall not be relieved of any liability imposed by Requirements of Law for gross negligence or willful misconduct. The Stockholder Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to which payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each Seller acknowledges and agrees that the Stockholder Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Stockholder Representative deems appropriate in its sole discretion. Each Seller further agrees to indemnify and hold the Stockholder Representative harmless from and against any loss, liability or expense arising in connection with any act or omission as the Stockholder Representative, except for any liability imposed by Requirements of Law for gross negligence or willful misconduct.
Section 12.4    Reliance by Buyer. Each Seller agrees that Buyer shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, RT Partners purporting to act as the Stockholder Representative under or pursuant to this Agreement or any Seller Ancillary Agreement or in connection with any of the transactions contemplated by this Agreement or any Seller Ancillary Agreement has been unconditionally authorized by Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each Seller agrees not to institute any claim, lawsuit, arbitration or other Proceeding against Buyer alleging that RT Partners did not have the authority to act as the Stockholder Representative on behalf of Sellers in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by Sellers herein to RT Partners to serve as the Stockholder Representative shall be effective as against Buyer until Buyer has received a document signed by each Seller effecting said modification or revocation.
Section 12.5    Expense Reserve. Each Seller hereby acknowledges and agrees that Two Million Dollars ($2,000,000) (the “Expense Reserve”) shall be withheld and paid directly to an account maintained by the Stockholder Representative (or a financial institution selected by the Stockholder Representative) as a fund for the fees and expenses (including any legal fees and expenses) of, and other amounts payable by, the Stockholder Representative in connection with this Agreement, including, for the avoidance of doubt, any payment in respect of any indemnification claims to which a Buyer Group Member is entitled in accordance with this Agreement in excess of or after the release of the Indemnity Escrow Fund. Any balance of the Expense Reserve not utilized for such purposes shall be paid, when deemed appropriate by the Stockholder Representative in its sole discretion, to Sellers in accordance with their Percentage Interests by the Stockholder Representative. In the event that the Expense Reserve shall be insufficient to satisfy the fees and expenses of, and other amounts payable by, the Stockholder Representative, and in the event there are any remaining funds in the Indemnity Escrow Fund to be distributed to Sellers immediately prior to the final distribution from the Indemnity Escrow Fund to Sellers pursuant to the terms of the Escrow Agreement, the Stockholder Representative shall be entitled to recover any such expenses from the Indemnity Escrow Fund to the extent of such funds prior to such distribution of funds to Sellers. The Stockholder Representative shall also be entitled to recover any remaining expenses or other amounts directly from Sellers, and, for the avoidance of doubt, the Stockholder Representative shall not have any obligation to personally advance funds in connection with the performance of any of its duties under this Agreement.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1    Confidential Nature of Information. The parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms following the date hereof until the Closing, at which time the Confidentiality Agreement shall automatically terminate.
Section 13.2    No Public Announcement. Neither Buyer nor Sellers shall make or cause to be made any press release or other public announcement concerning the transactions contemplated by this Agreement prior to or in connection with the Closing, except (a) as agreed between Buyer and the Stockholder Representative (it being agreed that Medline shall have a reasonable review right if Medline is mentioned in the press release or public announcement), (b) to the extent that a party shall be so obligated by applicable Requirements of Law or stock exchange rules, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. Following the Closing, any press release or other public announcement concerning the transactions contemplated by this Agreement issued following the Closing will be issued at such time and in such manner as Buyer determines after consultation with the Stockholder Representative.

Section 13.3    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or made when delivered personally, sent by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile (with immediate confirmation) or e-mail (with confirmation of receipt by the recipient) or sent by an internationally recognized overnight courier service, addressed as follows:
if to Buyer, to:
ICU Medical, Inc.
951 Calle Amanecer
San Clemente, California 92673
Attention: Vice President, General Counsel
Facsimile: (949) 366-3535
E-mail: vsanzone@icumed.com

with a copy (which shall not constitute notice) to:
Baker & McKenzie LLP
300 E. Randolph Street, Suite 5000
Chicago, Illinois 60603
Attention: David Malliband and Darcy Down
Facsimile: (312) 698-2264
E-mail: David.Malliband@bakermckenzie.com and              Darcy.Down@bakermckenzie.com

if to the Stockholder Representative (on behalf of itself or any Seller), to:
RoundTable Healthcare Partners, L.P.
272 East Deerpath Road, Suite #350
Lake Forest, Illinois 60045
Attention: Craig Collister
Facsimile: (847) 482-9215
E-mail: CCollister@roundtablehp.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Chris E. Abbinante
Seth H. Katz
Facsimile: (312) 853-7036
E-mail: cabbinante@sidley.com and skatz@sidley.com

if to Medline, to:
Medline Industries, Inc.
One Medline Place
Mundeleiný ILý 60060
Attention: Alex Liberman
E-mail: aliberman@medline.com

with a copy (which shall not constitute notice) to:
Much Shelist, P.C.
191 N. Wacker Dr., Suite #1800
Chicago, Illinois 60606
Attention: Steve Schwartz
Facsimile: (312) 521-2396
E-mail: sschwartz@muchshelist.com

or to such other Person or address or facsimile number as such party may indicate by written notice delivered to the other parties hereto.
Section 13.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may transfer this Agreement or assign its rights or delegate its obligations under this Agreement, in whole or in part, without the express prior written consent of the other parties to this Agreement, except that Buyer may assign its rights or delegate its obligations to any Affiliate of Buyer so long as Buyer remains fully responsible for the performance of the delegated obligation.
Section 13.5    Access to Records after Closing. Subject to Section 13.1, for a period of six (6) years after the Closing Date, the Stockholder Representative and its representatives shall have reasonable access to all of the books and records of the Acquired Companies and (to the extent relating to the ML Acquired Business) Medline, to the extent that such access may reasonably be required by the Stockholder Representative (on its own behalf or on behalf of any other Seller) in connection with any legitimate matter (to the extent not involving a dispute or Proceeding among the parties (or any of them)) relating to or affected by the operations of the Acquired Companies or the ML Acquired Business on or prior to the Closing Date; provided, however, that Buyer shall not be required to violate any obligation of confidentiality to which Buyer, either Acquired Company or Medline is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 13.5; provided further, that in any such case, Buyer shall, and shall cause any applicable Acquired Company to, and Medline shall, reasonably cooperate with the Stockholder Representative to seek an appropriate remedy to permit the access contemplated hereby. Such access shall be afforded by Buyer or Medline, as applicable, upon receipt of reasonable advance notice and during normal business hours; provided, however, that the Stockholder Representative acknowledges and agrees that such access shall not interfere unreasonably with the operations of the Acquired Companies, Buyer or Medline, as applicable. The Stockholder Representative shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.5. If Buyer, the Acquired Companies or Medline, as applicable, shall desire to dispose of any of such books and records prior to the expiration of such six (6)-year period, Buyer or Medline, as applicable, shall, prior to such disposition, give the Stockholder Representative a reasonable opportunity, at the Stockholder Representative’s expense, to segregate and remove such books and records as the Stockholder Representative may select.
Section 13.6    Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and the Stockholder Representative (on behalf of Sellers).
Section 13.7    Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement so long as the applicability of such matter to such section is reasonably apparent on the face of such disclosure. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. The fact that a document or other information has been made available to Buyer on the Data Site shall not constitute disclosure of any item or matter that is required to be included in any Schedule hereto.
Section 13.8    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach.

Section 13.9    Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.
Section 13.10    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 13.11    Execution in Counterparts. This Agreement may be executed in counterparts (including via fax or .pdf), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Stockholder Representative and Buyer.
Section 13.12    Further Assurances. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.
Section 13.13    Disclaimer of Warranties. Sellers make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, EACH SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE ACQUIRED COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND EACH SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AND NO SELLER MAKES ANY (A) REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (B) ANY IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that no Seller nor any of their respective representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Sellers or any of their respective representatives or Affiliates to Buyer or any other information which is not included in this Agreement or the Schedules, and no Seller nor any of its respective representatives or Affiliates or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer or any Affiliate of Buyer or any of its agents, consultants, accountants, counsel or other representatives.

Section 13.14    Enforcement.
(a)Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Buyer or Sellers were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 10.1, Buyer and each Seller, as applicable, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other parties, as applicable, and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. Buyer and each Seller hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any Requirements of Law to post security as a prerequisite to obtaining equitable relief.
(b)Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. Each of the parties hereto further agrees that the seeking of the remedies pursuant to Section 13.13(a) shall not constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement or otherwise.

Section 13.15    Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may be enforced only against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by Sellers may be made only against, Sellers, (ii) none of any Seller’s Affiliates or such Seller’s (in the case of any such Seller which is not a natural person) or its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees or representatives (collectively, the “Seller Related Parties”) shall have any liability for any liabilities of the parties hereto for any such Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, and (iii) Buyer shall have no rights of recovery in respect of this Agreement against any Seller Related Party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of a Seller against any Seller Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise.

Section 13.16    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in all respects, including as to validity, interpretation and effect, in accordance with the internal Requirements of Law (without regard to principles of conflicts of law) of the State of New York. By the execution and delivery of this Agreement, Buyer and Sellers irrevocably submit to the personal jurisdiction of any state or federal court in the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York, and the appellate courts having jurisdiction of appeals in such courts, in any suit or Proceeding arising out of or relating to this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.17    Certain Matters regarding Representation of the Company and Certain Sellers.

(a)Sidley Austin LLP (“Sidley”) has acted as counsel for the Acquired Companies, RT Partners and RT Investors (the “Clients”) in connection with this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby and in connection with matters relating to other strategic alternatives considered by the Sellers relating to the Business and/or the Acquired Companies (collectively, the “Transaction Engagement”) and in that connection not as counsel for any other Person, including Buyer or its Affiliates. Only the Clients shall be considered clients of Sidley in the Transaction Engagement. The parties hereto acknowledge the community of interest between the Clients and certain Sellers which are not Clients in light of the fact that Sellers hold all of the equity of the Company. Accordingly, notwithstanding that the Clients are or were clients in the Transaction Engagement, upon and after the Closing, all communications between Sellers, the Stockholder Representative or the Acquired Companies and Sidley in the course of the Transaction Engagement shall be deemed to be attorney-client confidences that belong solely to Sellers and the Stockholder Representative and not the Acquired Companies. Buyer shall not have access to any such communications, or to the files of Sidley relating to the Transaction Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, notwithstanding that the Acquired Companies are or were clients in the Transaction Engagement, upon and after the Closing, (i) Sellers and the Stockholder Representative shall be the sole holders of the attorney-client privilege with respect to the communications between Sellers, the Stockholder Representative or the Acquired Companies and Sidley in the course of the Transaction Engagement, and none of the Company, Buyer or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Sidley created in the course of the Transaction Engagement constitute property of the Clients, including the Acquired Companies, only Sellers or the Stockholder Representative shall hold such property rights, and (iii) Sidley shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies, Buyer or any of their respective Affiliates by reason of any attorney-client relationship between Sidley and the Acquired Companies or otherwise. Notwithstanding the above, and for the avoidance of any doubt, the parties agree that the Acquired Companies and any of their Affiliates shall be the sole holders of the attorney-client privilege with respect to all communications among and between them and Sidley that relate to the general business operations of the Acquired Companies or any of their Affiliates that did not arise in the context of the Transaction Engagement.

(b)If Sellers or the Stockholder Representative so desire, and without the need for any consent or waiver by the Acquired Companies or Buyer, Sidley shall be permitted to represent Sellers or the Stockholder Representative after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing sentence, after the Closing, Sidley shall be permitted to represent Sellers or the Stockholder Representative, any of their Affiliates or representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (whereas “dispute” includes litigation, arbitration or other adversarial proceedings) with Buyer, the Acquired Companies or any of their Affiliates or representatives under or relating to this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements, any transaction contemplated by this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements, and any related matter, such as claims for indemnification and disputes involving non-solicitation or other agreements entered into in connection with this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements.

(c)Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with Sidley, unless Sidley is specifically engaged in writing by the Acquired Companies to represent the Acquired Companies after the Closing and either such engagement involves no conflict of interest with respect to Sellers or the Stockholder Representative or Sellers or the Stockholder Representative, as applicable, consent in writing at the time to such engagement. Any such representation of the Acquired Companies by Sidley after the Closing shall not affect the provisions of this Section 13.17(c). For example, and not by way of limitation, even if Sidley is representing the Acquired Companies after the Closing, Sidley shall be permitted simultaneously to represent Sellers or the Stockholder Representative in any matter, including any disagreement or dispute relating thereto.

(d)Sellers (on behalf of themselves and the Acquired Companies), the Stockholder Representative and Buyer consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Sidley permitted hereunder.

Section 13.18    Waiver of First Refusal Rights. Each of the Company, RT Partners, RT Investors and Coyote Technology LLC hereby waives any right of first refusal it may have to purchase any Shares from Sellers pursuant to the Stockholders’ Agreement and consents to the sale of the Shares by Sellers to Buyer.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
ROUNDTABLE HEALTHCARE PARTNERS, L.P.

By:    New RoundTable Healthcare
Management, L.P., its general partner

By:    RoundTable Healthcare Executives, L.L.C.,
its general partner

By:    /s/ R. Craig Collister
Name: R. Craig Collister
Title: Senior Officer
ROUNDTABLE HEALTHCARE INVESTORS, L.P.

By:    New RoundTable Healthcare
Management, L.P., its general partner

By:    RoundTable Healthcare Executives, L.L.C.,
its general partner

By:    /s/ R. Craig Collister
Name: R. Craig Collister
Title: Senior Officer

COYOTE TECHNOLOGy LLC

By:    /s/ David Lumia
Name: David Lumia
Title: Managing Member

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
National City Equity Partners, LLC

By:    /s/ David A. Sands
Name: David A. Sands
Title: Director

/s/ Steven Thornton
Steven Thornton

/s/ William L. Rice
William L. Rice

/s/ Craig Steele
Craig Steele

/s/ Gary Smith
Gary Smith

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
ICU Medical, Inc.

By:    /s/ Scott Lamb
Name: Scott Lamb
Title: Secretary, Treasurer
& Chief Financial Officer

The undersigned has caused this Agreement to be executed solely for purposes of Section 3.5, Article VI, Section 7.1, Section 7.2, Section 7.7, Article IX, Article XI and Article XIII hereof.

MEDLINE INDUSTRIES, INC.

By: /s/ Charlie Mills
Name: Charlie Mills
Title:CEO